As filed with the Securities and Exchange Commission on August 17, 2004
                                      An Exhibit List can be found on page II-3.
                                                          Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                           --------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                         WPCS INTERNATIONAL INCORPORATED
                 (Name of small business issuer in its charter)

---------------------------------------- ------------------------------------- -------------------------------------

               Delaware                                  4899                               98-0204758
    (State or other Jurisdiction of          (Primary Standard Industrial      (I.R.S. Employer Identification No.)
    Incorporation or Organization)           Classification Code Number)
---------------------------------------- ------------------------------------- -------------------------------------

                       140 South Village Avenue, Suite 20
                                 Exton, PA 19341
                                 (610) 903-0400

(Address and telephone number of principal executive offices and principal place of business)

                     Andrew Hidalgo, Chief Executive Officer
                       140 South Village Avenue, Suite 20
                                 Exton, PA 19341
                                 (610) 903-0400
            (Name, address and telephone number of agent for service)


                                   Copies to:
                               Marc J. Ross, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)


                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares  of common  stock,  $.0001  par value  ("Common    1,963,417              $0.73           $1,433,294.41          $181.60
Stock")


Total                                                     1,963,417              $0.73           $1,433,294.41          $181.60

======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 12, 2004.

                    -----------------------------------



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
                                       2

Preliminary Prospectus              Subject To Completion, Dated August 17, 2004

           The information in this prospectus is not complete and may be changed.

                         WPCS International Incorporated
                               1,963,417 Shares of
                                  Common Stock

          This prospectus relates to the resale by the selling stockholders of 1,963,417 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Please see the "Selling Stockholders" section in this prospectus for a complete description of all of the selling stockholders.

          We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants or options that may be exercised by the selling stockholders, if any. We will pay the expenses of registering these shares.

          Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "WPCS." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 12, 2004, was $0.75.

                       --------------------------------

            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page 3.

                       --------------------------------


          The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ______________, 2004.

                               PROSPECTUS SUMMARY

Our Business

          WPCS International Incorporated is a project engineering company that focuses on the implementation requirements of specialty communication systems, including wireless fidelity (WiFi) deployment and fixed wireless systems. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements for the deployment of a specialty communication system, a WiFi or fixed wireless system. We have two reportable segments, specialty communication systems and wireless infrastructure services.

          Specialty communication services include project management, installation and network integration of voice, data, video and security systems, including fiber optic cabling and outside plant trenching. The specialty communication systems segment represents approximately 80% of total revenue.

          We define wireless infrastructure services as the internal and external design and installation of a wireless solution to support data, voice or video transmission between two or more points without the utilization of landline infrastructure. Wireless infrastructure services include site survey and design, spectrum analysis, product integration, mounting and alignment, and structured cabling. We also provide network security, training and technical support. The wireless infrastructure segment represents approximately 20% of total revenue.

          We service major corporations, government agencies and educational institutions, both domestically and internationally.

          Our principal offices are located at 140 South Village Avenue, Suite 20, Exton, PA 19341, and our telephone number is (610) 903-0400. We are a Delaware corporation.

          We started our operations in December 2001. We have incurred net losses since our inception. For the year ended April 30, 2004, we generated revenue in the amount of $22,076,246 and a net loss of $124,187.

                                  The Offering

Common stock offered by selling                                              1,963,417   shares,   all   of   which   are
stockholders..............................................................   currently  issued  and   outstanding.   This
                                                                             number  represents  approximately  9.42%  of
                                                                             our common stock.
Common stock to be outstanding after the offering                            20,849,976 shares.

Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of the common stock.
Over-The-Counter Bulletin Board Symbol....................................   WPCS

                                  RISK FACTORS

          This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment as a result of these risks.

Risks Related To Our Business

We have a history of operating losses and may never become profitable

          We incurred a net loss of approximately $124,000 for the year ended April 30, 2004. There can be no assurance that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our working capital requirements. If we are unable to meet our working capital requirements, we are likely to reduce or cease all or part of our operations.

We may be unable to obtain the additional capital required to grow our business. We may have to curtail our business if we cannot find adequate funding.

          Our ability to grow depends significantly on our ability to expand our operations through internal growth and by acquiring other companies or assets that require significant capital resources. We may need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies such as:

          o         shortfalls in anticipated revenues or increases in expenses;

          o         the development of new services; or

          o the expansion of our operations, including the recruitment of additional personnel.

          We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our business may be harmed.

          The wireless industry has historically experienced a dramatic rate of growth both in the United States and internationally. Recently, however, many end users have been re-evaluating their network deployment plans in response to downturns in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increased price competition and a general economic slowdown in the United States and internationally. It is difficult to predict whether these changes will result in a downturn in the wireless industry. If the rate of growth should slow down and end users continue to reduce their capital investments in wireless infrastructure or fail to expand their networks, our operating results may decline which could cause a decline in our profits.


          The uncertainty associated with rapidly changing wireless technologies may also continue to negatively impact the rate of deployment of wireless networks and the demand for our services. End users face significant challenges in assessing their bandwidth demands and in acceptance of rapidly changing enhanced wireless capabilities. If end users continue to perceive that the rate of acceptance of next generation wireless products will grow more slowly than previously expected, they may, as a result, continue to slow their deployment of next generation wireless technologies. Any significant slowdown will reduce the demand for our services and would result in negative net growth, net losses, and potentially a reduction in our business operations.

The increase of services offered by equipment vendors could cause a reduction in demand for our services.


          Recently, the wireless equipment vendors have increased the services they offer for their technology. This activity and the potential continuing trend towards offering services may lead to a greater ability among equipment vendors to provide a comprehensive range of wireless services, and may simplify integration and installation, which could lead to a reduction in demand for our services. Moreover, by offering certain services to end users, equipment vendors could reduce the number of our current or potential customers and increase the bargaining power of our remaining customers, which may result in a decline in our net revenue and profits.


Our quarterly results fluctuate and may cause our stock price to decline.


          Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are outside of our control, are likely to cause these fluctuations.


  The factors outside of our control include:


    o  Wireless market conditions and economic conditions generally;

    o  Timing and volume of customers' specialty communication projects;

    o  The timing and size of wireless deployments by end users;

    o  Fluctuations in demand for our services;

    o  Changes in our mix of customers' projects and business activities;

    o  The length of sales cycles;

    o Adverse weather conditions, particularly during the winter season, could effect our ability to render specialty communication services in certain regions of the United States;

    o The ability of certain customers to sustain capital resources to pay their trade accounts receivable balances;

    o  Reductions in the prices of services offered by our competitors; and

    o Costs of integrating technologies or businesses that we add.
--------------------------------------------------------------------------------

 The factors substantially within our control include:


    o Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects that may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method;

    o The timing of expansion into new markets, both domestically and internationally;

    o  Costs incurred to support internal growth and acquisitions;

    o  Fluctuations in operating results caused by acquistions; and

    o The timing and payments associated with possible acquisitions.
-------------------------------------------------------------------------------

          Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.


Failure to keep pace with the latest technological changes could result in decreased revenues.


          The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating wireless networks that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.


Failure to properly manage projects may result in costs or claims.


          Our engagements often involve large scale, highly complex projects involving wireless networks and specialty communication systems utilizing leading technology. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. As a result, we often have to make judgments concerning time and labor costs. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.


Potential future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.


          Since November 1, 2002, we have acquired four companies and we intend to further expand our operations through acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities. Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including:


     o difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

     o    Different or conflicting regulatory or legal requirements;

     o    foreign currency fluctuations; and

     o    diversion of significant time and attention of our management.

Our principal officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management.

          Our officers and directors, in the aggregate, beneficially own approximately 48.2% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

     -    election of our board of directors;
     -    removal of any of our directors;
     -    amendment of our certificate of incorporation or bylaws; and
     - adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

          As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to our Common Stock

There are a Large Number of Shares Being Registered for Resale and the Sale of These Shares May Cause the Price of Our Stock to Drop.

          Prior to this Offering, we had 20,849,976 shares of common stock issued and outstanding. Of those shares, 1,963,417 are being registered for resale. As a result, the registration of these shares may result in substantial sales of our common stock, which could cause our stock price to drop.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

          Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                 USE OF PROCEEDS

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to us from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is currently traded on the OTC Electronic Bulletin Board under the symbol "WPCS."

          The following table sets forth the range of high and low closing bid quotations for our common stock for each quarter of the last two fiscal years, as reported on the Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.


                                 PERIOD                    HIGH           LOW


     Year Ended April 30, 2003:

                 First Quarter...............              2.55          0.07
                 Second Quarter..............              1.90          1.35
                 Third Quarter...............              2.08          1.05
                 Fourth Quarter..............              1.95          1.11

    Year Ended April 30, 2004:
                 First Quarter...............              1.88          0.39
                 Second Quarter..............              1.73          1.02
                 Third Quarter ..............              1.70          0.91
                 Fourth Quarter..............              1.44          0.90
    .
    Year Ended April 30, 2005:
                 First Quarter...............              1.24          0.65
                 Second Quarter (1)..........              0.94          0.66

         --------------------

         (1) As of August 12, 2004

          On August 12, 2004, the closing sale price for our common shares, as reported by the Bulletin Board, was $0.75 per share.

          As of August 3, 2004, there were 20,849,976 shares of common stock outstanding and there were approximately 85 registered holders of our common stock.

                                 DIVIDEND POLICY

          We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on the Common Shares in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

          Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;

     o contain projections of our future results of operations or of our financial condition; and

     o    state other "forward-looking" information.

          We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Overview

          We are a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements.

Significant Transactions and Events

          On May 17, 2002, pursuant to the agreement and plan of merger, Phoenix Star Ventures Inc., a publicly held corporation, acquired WPCS Holdings Inc., a Delaware corporation, by issuing 5,500,000 shares of its common stock to shareholders of WPCS Holdings in exchange of all the outstanding shares of WPCS Holdings. The shareholders of WPCS Holdings, after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition, whereby, for accounting purposes, WPCS Holdings is the accounting acquirer and Phoenix Star Ventures is the accounting acquiree. Concurrently with the acquisition, Phoenix Star Ventures, the parent company, changed its name to WPCS International Incorporated.

          On November 13, 2002, we entered into an agreement and completed a merger with Invisinet, Inc. Invisinet provides wireless infrastructure services for both WiFi applications and fixed wireless technology services to its customers. The acquisition of Invisinet broadens our customer base and expands our technical resources capable of deploying wireless systems. For the year ended April 30, 2004, the acquisition of Invisinet increased our revenue by approximately $2.5 million as compared to the same period in the prior year. To complete the merger, we acquired 100% of the common stock of Invisinet by issuing 1,000,000 shares of our common stock with a fair value of $1,750,000, based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Invisinet, we have recognized goodwill of approximately $1.6 million.

          On December 30, 2002, we acquired all of the outstanding common stock of Walker Comm, Inc. The acquisition of Walker gives us the ability to provide specialty communication systems to our customers along with strengthening our project management capabilities. For the year ended April 30, 2004, the acquisition of Walker increased our revenue approximately $9.7 million as compared to the same period in the prior year. The aggregate consideration we paid for Walker was approximately $5,113,000. To complete the merger, all of the issued and outstanding shares of common stock of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and our common stock with a value of approximately $4,574,000, or 2,486,000 shares valued at $1.84 per share based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Walker, we recognized goodwill of approximately $4.2 million.

          On August 22, 2003, we acquired all of the outstanding common stock of Clayborn Contracting Group, Inc. The acquisition of Clayborn gives us additional expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue. For the year ended April 30, 2004, the acquisition of Clayborn increased our revenue approximately $4.3 million as compared to the same period in the prior year. The aggregate consideration we paid for Clayborn was approximately $2,929,000. We acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $61,000 in transaction costs, and 826,446 newly issued shares of our common stock with a fair value of approximately $868,000 based on the average value of our common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn. Based on the net assets acquired of Clayborn, we recognized goodwill of approximately $1.8 million.

          On April 2, 2004, we acquired all of the issued and outstanding common stock of Heinz Corporation. Heinz is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications including consulting, integration and installation services for wireless infrastructure. The acquisition of Heinz gives us additional project engineering expertise for wireless infrastructure services, broadens our customer base, and expands our geographical presence in the Midwest. We acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows:
(1) $700,000 of our common stock, based on the closing price of our common stock on March 30, 2004 of $0.98 per share, for an aggregate of 714,286 newly issued shares of our common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date. Based on the preliminary information currently available, we expect to recognize goodwill of approximately $1,000,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

Results of Operations

         Management currently considers the following events, trends and uncertainties to be important to understand its results of operations and financial condition:

o For the year ended April 30, 2004, revenue was approximately $22.1 million compared to $5.4 million for the same period a year ago. The increase in revenue for the year was primarily attributed to strategic acquisitions of approximately $13.6 million and secondarily from organic growth of approximately $3.1 million.

o As a result of the acquisitions of Invisinet on November 13, 2002 and Walker on December 30, 2002, we experienced significant growth in our overall business and commenced operations in two segments, wireless infrastructure services and specialty communication systems.

o With the acquisition of Clayborn in the second quarter of fiscal 2004, and Heinz in the fourth quarter of fiscal 2004, we experienced additional expansion of the specialty communication and wireless infrastructure segments, respectively.

o As of April 30, 2004, the specialty communication segment represents approximately 79% of total revenue, and wireless infrastructure services represent approximately 21% of total revenue.

o Furthermore, we plan to evaluate additional acquisition opportunities in fiscal 2005 in an attempt to build out a national, strategically located workforce that will allow our segments to leverage, to the extent feasible, related internal synergies, and to take advantage of expected growth in the wireless infrastructure and specialty communication markets.

o As of April 30, 2004, our backlog has increased to approximately $16.5 million. Our backlog is comprised of the uncompleted portion of services to be performed under job-specific contracts or purchase orders. The increase in backlog is the result of new contracts awarded to us by our customers. We expect this backlog to be fully recognized as revenue within the next twelve months.

o Our selling, general and administrative expenses decreased as a percentage of revenue for the year ended April 30, 2004, as compared to the same period in the prior year.

Fiscal Year ended April 30, 2004 Compared to Fiscal Year Ended April 30, 2003

         Consolidated results for the years ended April 30, 2004 and 2003 were as follows.


                                                                        Year Ended
                                                                         April 30,
                                                              2004                      2003
                                                          --------------            --------------
REVENUE                                                     $22,076,246                $5,422,858
                                                          --------------            --------------
COSTS AND EXPENSES:
       Cost of revenue                                       16,076,155     73%         3,768,495     70%
       Selling, general and administrative expenses           5,560,583     25%         1,860,827     34%
       Provision for doubtful accounts                           91,137      0%            38,779      1%
       Depreciation and amortization                            382,510      2%           116,501      2%
                                                          --------------            --------------

          Total costs and expense                            22,110,385    100%         5,784,602    107%
                                                          --------------            --------------

OPERATING LOSS                                                  (34,139)     0%          (361,744)    -7%

OTHER (INCOME) EXPENSE:

       Interest expense, net                                     14,048      0%                 -      0%
                                                          --------------            --------------

LOSS BEFORE PROVISION FOR INCOME TAXES                          (48,187)     0%          (361,744)    -7%


Income tax provision                                            (76,000)     0%           (19,550)     0%
                                                          --------------            --------------

NET LOSS                                                       (124,187)    -1%          (381,294)    -7%

Imputed dividends accreted on Convertible Series B
Preferred stock

                                                                      -      0%          (173,000)    -3%
                                                          --------------            --------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS
                                                              ($124,187)    -1%         ($554,294)   -10%
                                                          ==============            ==============


          Revenue

                    We generate our revenue by providing project engineering and deployment services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless systems. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements. We record profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

                    Revenue was approximately $22,076,000 and $5,423,000 for the years ended April 30, 2004 and 2003, respectively. The primary reasons for the increase in revenue comparing 2004 to 2003 are attributable to the full year effect of the Invisinet and Walker acquisitions and the two acquisitions we made in August 2003 of Clayborn and April 2004 of Heinz. These four acquisitions in the aggregate accounted for approximately $13.6 million of the increase in revenue over the prior year. Approximately $3.1 million of the increase in revenue over the prior year was due to internal growth.

          Total revenue from the specialty communication segment for the year ended April 30, 2004 was approximately $17.5 million or 79% of total revenue. Wireless infrastructure segment revenue for the year ended April 30, 2004 was approximately $4.6 million or 21% of total revenue for the year.

Cost of revenue

          In the case of the wireless infrastructure segment, cost of revenue consists of component material costs, direct labor costs and costs incurred for third party sub-contractor services. For the specialty communication segment, cost of sales consists of direct costs on contracts, including materials, labor, and other overhead costs. Our cost of revenue was $16.1 million or 72.8% of revenue for the year ended April 30, 2004, compared to $3.8 million or 69.5% for the year ended April 30, 2003. The dollar increase in our total cost of revenue is due to the corresponding increase in revenue as a result of the acquisitions of Invisinet, Walker, Clayborn and Heinz. The increase in cost of revenue as a percentage of revenue is due to the revenue mix of the recent acquisitions.

Selling, general and administrative expenses

          For the year ended April 30, 2004, selling, general and administrative expenses were $5.6 million, or 25.2% of revenue, compared to $1.9 million, or 34.3% of revenue for the year ended April 30, 2003. The percentage decrease is due to the management of our cost structure as we leverage our incremental revenue dollars in fiscal 2004. For the year ended April 30, 2004, included in selling, general and administrative expenses are $2.1 million for salaries, commissions and payroll taxes. The increase in salaries and payroll taxes is due to the increase in headcount as a result of the acquisition of Invisinet, Walker, Clayborn and Heinz. In addition, Walker employs union employees for whom it incurred $1.2 million in union benefits during the year. Professional fees were $566,000, with the increase due primarily to an increase in investor relations, accounting and legal fees and also includes $209,000 of non-cash charges for the grant of stock options to non-employees. Insurance costs were $730,000 and rent for office facilities was $250,000. Other selling, general and administrative expenses totaled $792,000. For the year ended April 30, 2004, total selling, general and administrative expenses for the specialty communication segment were $3.9 million and $944,000 for the wireless infrastructure segment.

          For the year ended April 30, 2003, included in the selling, general and administrative expenses are $714,000 paid for salaries, commissions and payroll taxes, $374,000 for professional fees and $239,000 in union benefits. Insurance costs amounted to $146,000 and rent for our office facilities amounted to $100,000. Other selling, general and administrative expenses amounted to $288,000. For the year ended April 30, 2003, total selling, general and administrative expenses for the specialty communication segment were $967,000 and $651,000 for the wireless infrastructure segment.

          For the years ended April 30, 2004 and 2003, the provision for doubtful accounts was approximately $91,000 and $39,000, respectively. The increase in the provision is due to the internal growth in accounts receivable between fiscal years. The provision represents accounts receivable which we consider uncollectible, based on a number of factors, including length of time a customer account is past due, previous loss history, and the customer's ability to pay its obligations.

Depreciation and amortization

          Depreciation for the year ended April 30, 2004 was $228,000 as compared to $75,000 for the prior year. The increase is due to the acquisition of fixed assets on acquiring Invisinet, Walker, Clayborn and Heinz. The amortization expense for the year ended April 30, 2004 was $154,000 as compared to $41,000 in the prior year. We acquired customer lists from Invisinet, Walker and Clayborn which are being amortized over a period of five years from the date of their acquisition.

Net loss

          We incurred a net loss of approximately $124,000 for the year ended April 30, 2004. The net loss included a non-recurring non-cash charge of approximately $209,000 for the grant of stock options to certain consultants to purchase 1,452,000 shares of our common stock. In accordance with SFAS No. 123, stock options granted to non-employees are required to be expensed based on the fair value of the equity instruments or fair value of the consideration received. The net loss also included a provision for income taxes of $76,000, which includes income tax expenses to provide for state income taxes and certain book-to-tax permanent differences, offset by an income tax benefit. The benefit resulted from the reversals of certain temporary differences not being currently taxable as the taxable loss for the current year was in excess of the reversals. The resulting net operating losses have been fully reserved as the ultimate realization of these losses is certain.

         For the year ended April 30, 2003, we incurred a net loss of approximately $381,000.

Liquidity and capital resources

          At April 30, 2004, we had working capital of approximately $2.4 million, which consisted of current assets of approximately $10.4 million and current liabilities of $8.0 million. Current assets included $2.0 million in cash and cash equivalents, $8.0 million in accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, $105,000 in inventories, $264,000 in prepaid expenses, and $60,000 in deferred income tax assets. Current liabilities included $551,000 due on the lines of credit, $97,000 in current lease obligations and equipment loans payable, $6.9 million in accounts payable, accrued expenses and billings in excess of costs and estimated earnings on uncompleted contracts, $88,000 payable to shareholders of the Company, $224,000 in income taxes payable and $196,000 in current portion of deferred tax liabilities. The increase in accounts receivable at April 30, 2004 compared to April 30, 2003 is due primarily to recent acquisitions and secondarily by internal growth.

          Operating activities provided $937,000 in cash during the year ended April 30, 2004. This was mainly comprised of a $124,000 net loss for the year ended April 30, 2004, offset by $464,000 in net non-cash charges, $2.4 million net increase in accounts receivable, $1.4 million increase in costs and estimated earnings in excess of billings on uncompleted contracts, $2.4 million increase in accounts payable and accrued expenses, $1.9 million increase in billings in excess of costs and estimated earnings on uncompleted contracts, $200,000 increase in income taxes payable, and $63,000 increase in other assets.

          Our investing activities utilized approximately $1.4 million in cash, which consisted of $900,000 paid for the acquisition of Clayborn and $61,000 of related acquisition costs, offset by $239,000 of cash received; and $100,000 paid for the acquisition of Heinz and $17,000 of related acquisition costs, offset by $8,000 of cash received. We paid $485,000 in earn-out provisions related to the Walker acquisition and an additional $12,000 in acquisition costs. Additionally, $86,000 was paid for property and equipment additions.

          Our financing activities generated cash of approximately $2.3 million during the year ended April 30, 2004. This was comprised primarily of net proceeds of $2.2 million received from the completion of the sale of our common stock in a private placement. We sold 100 units (the "Units") to accredited investors at a price of $25,000 per Unit (the "Offering"), or an offering of $2,500,000. Each Unit consisted of (i) 44,444 shares of our common stock, and
(ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share (the "Warrants"). The Warrants may be redeemed in whole or in part at the option of the Company for $0.01, if the closing price of our common stock is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the Warrants are called for redemption. If we decide to redeem the Warrants, we will provide written notice to each warrant holder that the Warrants will be redeemed at a price of $0.01 per warrant on a fixed date, not less than thirty days from mailing of the notice. Warrant holders would have until the end of business on the day before redemption to exercise their Warrants at an exercise price of $0.90. Since we cannot redeem Warrants until our stock price is trading at $1.25, which is higher than the Warrant exercise price of $0.90, if we decide to redeem the Warrants, we believe most, if not all, warrant holders will elect to exercise their warrants.

          In connection with the Offering, the placement agent was issued warrants to purchase 665,000 shares of our common stock at an exercise price of $0.75 per share. Other financing activities included borrowings on the lines of credit of $461,000, repayment of advances from officers of $100,000, net repayment of equipment notes of approximately $237,000 related primarily to the acquisitions of Clayborn and Heinz, and payment of capital lease obligations of approximately $2,000.

          Our capital requirements depend on numerous factors, including the market for our services, the resources we devote to developing, marketing, selling and supporting our products and services, the timing and extent of establishing additional markets and other factors. To address our working capital needs and growth in our revenue and customer base, on October 29, 2003, Walker obtained a revolving line of credit facility with a commercial bank in the amount of $750,000. The borrowing limit is up to 70% of eligible Walker accounts receivable. As of April 30, 2004, the borrowing base was $750,000 and the outstanding balance was $531,000. The line of credit is collateralized by all of Walker's accounts receivable, inventory and equipment, and bears interest at the Wall Street Journal Prime Index Rate plus 1.5% (5.50% as of April 30,
2004). In addition, the Company and certain executive officers of ours have personally guaranteed this line of credit facility. This line is subject to annual renewal and matures on November 5, 2004. In connection with the acquisition of Heinz, we assumed a revolving line of credit facility with a commercial bank in the amount of $200,000. As of April 30, 2004, the borrowing base was $200,000 and the outstanding balance was $20,000. The line of credit is collateralized by real estate property owned by the President of Heinz and his personal guarantee, and bears interest at 4.0% as of April 30, 2004. We indemnified the President of Heinz for any personal liability arising from this line of credit facility. This line is subject to annual renewal and matures on November 16, 2004.

          We also anticipate obtaining a working capital line of credit, to assist with working capital needs as our business and customer base expands, however, we make no assurance that we will be able to obtain a line of credit on acceptable terms, or at all.

          At April 30, 2004, we had cash and cash equivalents of $1,985,000, and for the year ended April 30, 2004, cash provided from operations was $937,000. We have $950,000 in revolving lines of credit available. Accordingly, we believe these internally available funds, and expected financing activities, will provide us sufficient capital to meet our short-term needs for the next twelve months. These funding needs include working capital and capital expenditures, and the expected payment of quarterly distributions of post tax profits to Clayborn shareholders for the next twelve months. The total distribution to Clayborn shareholders is $1,100,000, which is due by September 30, 2007. Our future operating results may be affected by a number of factors including our success in bidding on future contracts and our continued ability to manage controllable costs effectively. To the extent we grow by future acquisitions that involve consideration other than stock, our cash requirements may increase.

          We will continue to explore opportunities to raise additional funds on acceptable terms for a number of uses. We may not be able to obtain additional funds on acceptable terms, or at all. Additional capital resources would be devoted to search for, investigate and potentially acquire new companies that have a strategic fit. In connection with a potential acquisition, we would also expect to issue additional common stock equity or convertible debt securities, which may result in additional dilution to our shareholders.

Critical Accounting Policies

          Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The Company's significant accounting policies are summarized in Note 2 of its consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, the Company views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on the Company's consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

          We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on the Company's consolidated results of operations, financial position or liquidity for the periods presented in this report.

         The accounting policies identified as critical are as follows:

Use of Estimates

          In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to estimation of percentage of completion on uncompleted contracts, valuation of inventory, allowance for doubtful accounts and estimated life of customer lists.

Actual results could differ from those estimates.

Accounts Receivable

          Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts.

Goodwill and other Long-lived Assets

          We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Our long-lived assets subject to this evaluation include property and equipment and amortizable intangible assets. We assess the impairment of goodwill annually in our fourth fiscal quarter and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred. Intangible assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. We are required to make judgments and assumptions in identifying those events or changes in circumstances that may trigger impairment. Some of the factors we consider include:

o    Significant decrease in the market value of an asset

o Significant changes in the extent or manner for which the asset is being used or in its physical condition

o A significant change, delay or departure in our business strategy related to the asset

o Significant negative changes in the business climate, industry or economic condition

o Current period operating losses or negative cash flow combined with a history of similar losses or a forecast that indicates continuing losses associated with the use of an asset

          Our evaluation includes an analysis of estimated future discounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimated future discounted net cash flows are insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we will record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. We determine fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in our current business model. If, as a result of our analysis, we determine that our amortizable intangible assets or other long-lived assets have been impaired; we will recognize an impairment loss in the period in which the impairment is determined. Any such impairment charge could be significant and could have a material adverse effect on our financial position and results of operations. Major factors that influence our cash flow analysis are our estimates for future revenue and expenses associated with the use of the asset. Different estimates could have a significant impact on the results of our evaluation.

          We performed our annual review for goodwill impairment in the fourth quarter of fiscal 2004 and tested for goodwill impairment in each reporting unit that contains goodwill. Our tests found that no impairment existed. Our impairment review is based on comparing the fair value to the carrying value of the reporting units with goodwill. The fair value of a reporting unit is measured at the business unit level using a discounted cash flow approach that incorporates our estimates of future revenues and costs for those business units. Reporting units with goodwill include Invisinet and Heinz within our wireless infrastructure segment and Walker and Clayborn within our specialty communications segment. Our estimates are consistent with the plans and estimates that we are using to manage the underlying businesses. If we fail to deliver products and services for these business units, or market conditions for these businesses fail to improve, our revenue and cost forecasts may not be achieved and we may incur charges for goodwill impairment, which could be significant and could have a material adverse effect on our net equity and results of operations.

Deferred Income Taxes

          We determine deferred tax liabilities and assets at the end of each period based on the future tax consequences that can be attributed to net operating loss and credit carryovers and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rate expected to be in effect when the taxes are actually paid or recovered. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

          We consider past performance, expected future taxable income and prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Our forecast of expected future taxable income is based over such future periods that we believe can be reasonably estimated. Changes in market conditions that differ materially from our current expectations and changes in future tax laws in the U.S. may cause us to change our judgments of future taxable income. These changes, if any, may require us to adjust our existing tax valuation allowance higher or lower than the amount we have recorded.

Revenue Recognition

          We generate our revenue by providing project engineering and installation services for specialty communication systems, including wireless fidelity (WiFi) and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the project.

          We record profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. We include in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when we determine that we are responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

          We have numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Recently Issued Accounting Pronouncements

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3 and requires that a liability for a cost associated with and exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability.

          SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

          In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123,"Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and the related SFAS No. 123. The adoption of SFAS No. 148 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

          In November  2002, the FASB issued FASB  Interpretation  No. 45, ("FIN

No. 45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN No. 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending December 15, 2002. The adoption of the disclosure requirements of FIN No. 45 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

          In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN No. 46") "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables real estate or other property. A variable interest entity may be essentially passive or it may engage in activities on behalf of another company. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46's consolidation requirements apply immediately to variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year on interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on our consolidated financial position, results of operations or cash flows.

          In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. The adoption of this statement did not have a material impact on our consolidated financial position, results of operations or cash flows.

                                    BUSINESS

Overview

          WPCS International Incorporated is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements for the deployment of a specialty communication system, a WiFi or fixed wireless system.

          On May 17, 2002, pursuant to an agreement and plan of merger, Phoenix Star Ventures Inc., a publicly held Delaware corporation, through its wholly owned subsidiary WPCS Acquisition Corp., acquired WPCS Holdings Inc., a Delaware corporation by issuing 5,500,000 shares of its common stock to shareholders of WPCS Holdings, Inc. in exchange of all the outstanding shares of WPCS Holdings, Inc. Concurrently with the acquisition, Phoenix Star Ventures Inc. changed its name to WPCS International Incorporated.

          On November 13, 2002, we entered into an agreement and completed a merger with Invisinet, Inc. Invisinet provides wireless infrastructure services for both WiFi applications and fixed wireless technology services to its customers. The acquisition of Invisinet broadens our customer base and expands our technical resources capable of deploying wireless systems. For the year ended April 30, 2004, the acquisition of Invisinet increased sales by approximately $2.5 million as compared to the same period in the prior year. To complete the merger, we acquired 100% of the common stock of Invisinet by issuing 1,000,000 shares of our common stock with a fair value of $1,750,000, based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Invisinet, we have recognized goodwill of approximately $1.6 million.

          On December 30, 2002, we acquired all of the outstanding common stock of Walker Comm, Inc. The acquisition of Walker gives us the ability to provide specialty communication systems to our customers along with strengthening our project management capabilities. For the year ended April 30, 2004, the acquisition of Walker increased sales by approximately $9.7 million as compared to the same period in the prior year. The aggregate consideration we paid for Walker was approximately $5,113,000. To complete the merger, all of the issued and outstanding shares of common stock of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and our common stock with a value of approximately $4,574,000, or 2,486,000 shares valued at $1.84 per share based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Walker, we recognized goodwill of approximately $4.2 million.

          On August 22, 2003, we acquired all of the outstanding common stock of Clayborn Contracting Group, Inc. The acquisition of Clayborn gives us additional expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue. For the year ended April 30, 2004, the acquisition of Clayborn increased our revenue approximately $4.3 million as compared to the same period in the prior year. The aggregate consideration we paid for Clayborn was approximately $2,929,000. We acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $61,000 in transaction costs, and 826,446 newly issued shares of our common stock with a fair value of approximately $868,000 based on the average value of our common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn. Based on the net assets acquired of Clayborn, we recognized goodwill of approximately $1.8 million.

          On April 2, 2004, we acquired all of the issued and outstanding common stock of Heinz Corporation. Heinz is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications including consulting, integration and installation services for wireless infrastructure. The acquisition of Heinz gives us additional project engineering expertise for wireless infrastructure services, broadens our customer base, and expands our geographical presence in the Midwest. We acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows:
(1) $700,000 of our common stock, based on the closing price of our common stock on March 30, 2004 of $0.98 per share, for an aggregate of 714,286 newly issued shares of our common stock and (2) $300,000 total cash consideration, of which

$100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date. Based on the preliminary information currently available, we expect to recognize goodwill of approximately $1,000,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

Our Business

          We generate our revenue by providing project engineering and deployment services for specialty communication systems, wireless fidelity
(WiFi) and fixed wireless systems. We have two reportable segments, specialty communication systems and wireless infrastructure services.

Specialty Communication Systems

          As a complete project engineering company, we focus on the implementation requirements of specialty communication systems. We are a certified design and installation company for several manufacturers offering a wide range of products and services. Specialty communication services include project management, installation, wireless distribution systems, registered communications distribution design, and network integration of voice, data, MATV, CATV, video and security systems, including fiber optic cabling and outside plant trenching. Cabling systems are designed, installed and tested to industry standards. Our installers are members of the IBEW union, and are trained and certified in the latest technologies and safety to adhere to general OSHA guidelines, as well as union and industry rules and regulations pertaining to areas associated with communications. Technicians are also trained and certified in installing copper and fiber optic networks to support Ethernet, Token-Ring, CAT 5, CAT 6, voice and video conferencing. We can also provide in-house CAD specialists to diagram changes or modifications to customer specifications. The specialty communication segment represents approximately 79% of total sales.

Wireless Infrastructure Services

          Connecting a company's network is critical in achieving the timely flow of information. Today, a company's network expands beyond its existing headquarters to remote offices and remote users. The networking applications are larger and the demand for high-speed connectivity to move data back and forth is growing dramatically. Until recently, a company's only alternative in obtaining high-speed connectivity was to contact the telephone company and have a high-speed landline service installed so that connectivity could be achieved between its locations. The issue today is that these high-speed landlines take too much time to install, are not available in all locations, do not solve remote application usage and are costly to use on a monthly basis. Expensive and inflexible land line services are moving users toward cost effective high-speed broadband wireless infrastructure services.

          Wireless infrastructure services include the internal and external design and installation of a fixed wireless solution to support data, voice or video transmission between two or more points without the utilization of landline infrastructure. Wireless infrastructure services includes radio frequency engineering, site survey, which determines "line of sight" issues, site design that determines terrain status and where mounting and alignment will occur and spectrum analysis to study the performance of licensed and unlicensed frequencies for a specific area. Also, we will mount and align equipment and integrate the products into one system, and finally test, document and support the installation. We also provide network security, training and technical support. Wireless infrastructure services offer the user lower costs compared to landline, high-speed connectivity, immediate installation and network ownership.

          The products offered as part of the system include microwave radios, repeaters, amplifiers, antennas, cables and specialty components. The specific products used and serviced vary depending on the connection speed required and distances between points, accordingly, we are technology and vendor independent. We believe that this aligns our goals with those of the customers and enables us to objectively evaluate and recommend specific component products or technologies. The wireless infrastructure segment represents approximately 21% of total sales.

Sales and Marketing

          In both segments, we primarily service major corporations, government entities and educational institutions in the United States. We also perform limited services internationally, which account for less than 1% of total sales. We market and sell services through a direct sales team of sales and project engineering professionals. Sales personnel work collaboratively with senior management, project managers and project engineers to develop new sales leads and procure new contracts. We generate revenue opportunities through formal bid responses, end user referrals, contracting assignments from technology providers and subcontracting assignments from general infrastructure providers. We also, through our subsidiaries, are listed on the Federal GSA schedule for government contracts.

Customers

          We provide specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment to many major corporations, government entities and educational institutions. At April 30, 2004, we had a backlog of unfilled orders believed to be firm of approximately $16.5 million, representing the uncompleted portion of services to be performed under job-specific contracts or purchase orders. We expect these projects to be completed and the backlog fully converted to revenue within the next twelve months.


Competition

          The markets in the specialty communication systems and wireless infrastructure services segments are relatively competitive and fragmented and are represented typically by numerous service providers, ranging from small independent firms servicing local markets to larger firms servicing regional and national markets. We also face competition from existing or prospective clients which employ in-house personnel to perform some of the same types of services we provide. Historically, there have been relatively few significant barriers to entry into the markets in which we operate, and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Overall, we believe that there are no dominant competitors in either of the segments that we provide products and services.

          We believe that the principal competitive factors in our markets include the ability to deliver results within budget (time and cost), reputation, accountability, staffing flexibility, project management expertise, industry experience and competitive pricing. In addition, expertise in new and evolving technologies has become increasingly important. We believe that the ability to integrate these technologies from multiple vendors gives us a competitive advantage. Our ability to compete also depends on a number of additional factors which are outside of our control, including:




    o competitive pricing for similar services;

    o The ability and willingness of our competitors to finance customers' projects on favorable terms;

    o The ability of our customers to perform the services themselves; and

    o The responsiveness of our competitors to customer needs.

          We believe that our principal competitive advantage is the ability to integrate multiple component products and services across the vast majority of wireless infrastructure services and specialty communication systems. We have a trained and certified staff, the ability to provide national coverage and a strong customer base. We use proven methodologies to rapidly design, install, integrate and manage a communications deployment.

Acquisition Strategy

          The primary goal is to build us into a recognized leader in specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. To meet this challenge, we are planning to make acquisitions of companies familiar with the deployment of these products and services. The goal for each acquisition will be to expand the product and services offering, strengthen our project services capabilities, expand the customer base and add accretive revenue and earnings.

Management Strategy

          In anticipation of internal growth and future acquisitions, we will organize resources to manage our development effectively. Our Chief Executive Officer is responsible for strategic direction, operations, corporate governance and building shareholder value.

          Our Chief Financial Officer is responsible for overall financial management, financial reporting and corporate administration. An Executive VP, who is also the strategic development officer, is focused on strategic issues such as acquisition candidates, investor relations, corporate marketing and major account opportunities.

          Our other Executive VP's are tasked with business integration, creating operational efficiencies and operations management for a set number of acquired companies. As each acquisition occurs, personnel will increase in a variety of capacities.


Employees

          As of April 30, 2004, we employed 175 full time employees, of whom 135 are project engineers, 16 are project managers, 19 are in administration and 5 are executives. A majority of the project engineers is represented by the International Brotherhood of Electrical Workers. We also have non-union employees. We believe our relations with all of our employees are good.

Properties

          Our principal executive offices are located in approximately 2,000 square feet of office space in Exton, Pennsylvania. The lease for such space expires in November 2004. The aggregate annual base rental for this space is $28,000.

          In conjunction with acquisitions that occurred in fiscal 2003 and 2004, we assumed the operating leases of additional office space in the following locations:

Location                                    Lease Expiration Date               Minimum Annual Rental
--------------------------                  ---------------------               ---------------------

Fairfield, California (a)                   February 28, 2011                           $56,000


Rocklin, California                         January 31, 2006                            $13,000


San Leandro, California                     July 31, 2006                               $13,000


Denville, New Jersey (b)                    month-to-month                              $11,000


Auburn, California (b)                      month-to-month                              $64,440


St. Louis, Missouri (c)                     August 31, 2004                             $49,124


(a) The lease for our Fairfield, California location is with trusts, of which certain officers and shareholders are the trustees.

(b) The leases for our Denville, New Jersey and Auburn, California locations are month to month; therefore the minimum annual rental price assumes we rent the property for the entire year.

(c) The lease for our St. Louis, Missouri location expires within the fiscal year; therefore the minimum annual rental price assumes we rent the property for the entire year.

We believe that our existing facilities are suitable and adequate to meet our current business requirements.

Legal Proceedings

          From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

Directors And Executive Officers

Our directors, executive officers and key executives, and their ages as of the date hereof, are as follows.

         --------------------------------- ------------ ------------------------------------------------
         NAME                                  AGE      POSITION
         --------------------------------- ------------ ------------------------------------------------

         Andrew Hidalgo                        48       Chairman, Chief Executive Officer and Director
         --------------------------------- ------------ ------------------------------------------------
         Donald Walker                         41       Executive Vice President
         --------------------------------- ------------ ------------------------------------------------
         E.J. von Schaumburg                   37       Executive Vice President
         --------------------------------- ------------ ------------------------------------------------
         James Heinz                           42       Executive Vice President
         --------------------------------- ------------ ------------------------------------------------
         Joseph Heater                         41       Chief Financial Officer
         --------------------------------- ------------ ------------------------------------------------
         Norm Dumbroff                         43       Director
         --------------------------------- ------------ ------------------------------------------------
         Neil Hebenton                         48       Director
         --------------------------------- ------------ ------------------------------------------------
         Gary Walker                           49       Director
         --------------------------------- ------------ ------------------------------------------------
         William Whitehead                     48       Director
         --------------------------------- ------------ ------------------------------------------------


Set forth below is a biographical description of each director and senior executive officer of WPCS based on information supplied by each of them.

Andrew Hidalgo, Chairman and Chief Executive Officer

          Mr. Hidalgo became our Chairman of the Board and Chief Executive Officer in June 2002. He is responsible for our operations and direction. From September 2000 until June 2002, Mr. Hidalgo was President of Wireless Professional Communication Services, Inc. From November 1999 to September 2000, Mr. Hidalgo was Chairman and Chief Executive Officer of CommSpan Incorporated. From December 1997 to November 1999, Mr. Hidalgo was Senior Vice President at Applied Digital Solutions, a communications infrastructure company, where he was responsible for implementing a strategic direction involving acquisitions, business integration and sales development while managing overall operations for the company's five core business divisions and 25 subsidiary companies. Prior to that, Mr. Hidalgo held various positions in operations, sales and marketing with the 3M Company, Schlumberger and General Electric. He attended Fairfield University in Fairfield, Connecticut where he majored in Marketing and Finance.

Donald Walker, Executive Vice President

          Mr. Walker has been Executive Vice President since December 2002. Mr. Walker was the founder of Walker Comm, Inc. and its Chief Executive Officer from November 1996 until it's acquisition by WPCS in December 2002. He has over twenty-one years of project management experience and is a Registered Communications Distribution Designer (RCDD). In addition, Mr. Walker is a committee member with the National Electrical Contractors Association (NECA). Mr. Walker began his project engineer career at General Dynamics where he developed his engineering skills while managing large projects and coordinating technical staff.

E.J. von Schaumburg, Executive Vice President

          Mr. von Schaumburg has been Executive Vice President since November 2002. He is responsible for the strategic development of WPCS including major accounts and corporate marketing. From July 2000 until November 2002, Mr. Von Schaumburg was President of Invisinet, Inc. He is a twelve-year veteran of the wireless industry and founding member of the Wireless Ethernet Compatibility Alliance (WECA). From February 1989 until July 2000, Mr. von Schaumburg worked for eight years as a Business Development Manager for AT&T and three years as a divisional CFO for Lucent Technologies. Mr. von Schaumburg holds a B.S. in Finance from St. Bonaventure University and an M.B.A. from Fairleigh Dickinson University.

James Heinz, Executive Vice President

          Mr. Heinz has been Executive Vice President since April 2004. Mr. Heinz was the founder of Heinz Corporation and its President from January 1994 until its acquisition by WPCS in April 2004. He has over twenty years of project engineering experience in civil and commercial construction projects with over ten years specifically dedicated to wireless infrastructure services. He is Chairman of the Construction Advisory Board for Southern Illinois University and a general advisory member of the School of Engineering. He holds a B.S. degree in construction management from Southern Illinois University.

Joseph A. Heater, Chief Financial Officer

          Mr. Heater has been Chief Financial Officer since July 2003. From November 2001 to June 2003, Mr. Heater was the Controller for Locus Pharmaceuticals, Inc., a development stage pharmaceutical company. Prior to that, from April 1999 to September 2001, Mr. Heater was Director of Finance and Corporate Controller for esavio Corporation, an information technology consulting company providing application development, network design, integration, and managed services. Prior to that, from March 1995 to November 1998, Mr. Heater was Director of Financial Planning and Assistant Corporate Controller for Airgas, Inc. Mr. Heater holds a B.S. from the University of Nebraska and an M.B.A. from Villanova University.

Directors:

Norm Dumbroff

          Mr. Dumbroff became a Director of WPCS in 2002. He has been the Chief Executive Officer of Wav Incorporated since April 1990, a distributor of wireless products in North America. Prior to Wav Incorporated, Mr. Dumbroff was an engineer for Hughes Aircraft. He holds a B.S. degree in Computer Science from Albright College.

Neil Hebenton

          Mr. Hebenton became a director of WPCS in October 2002. Since February 2002, he has been Senior Director, Business Development, for Perceptive Informatics, Inc. (a subsidiary of PAREXEL International Corp.), a company offering clinical trial data management software applications to pharmaceutical and biotechnology companies. From January 1998 to January 2002, he was the Managing Director for the U.K. based FW Pharma Systems, a multi-million dollar application software company serving the pharmaceutical and biotechnology sectors. Mr. Hebenton has held a variety of operational, scientific and marketing positions in Europe with Bull Information Systems (BULP-Paris, Frankfurt, Zurich) and Phillips Information Systems. He received his B.S. in Mathematics from the University of Edinburgh, Scotland.

Gary Walker

          Mr. Walker has been a director of WPCS since December 2002. He is currently the president of the Walker Comm subsidiary for WPCS International, a position he has held since November 1996. Prior to his involvement at Walker Comm, Mr. Walker had a distinguished career with the U.S. Navy and also held an elected political position in Fairfield, California. He holds a B.A. in Business Management from St. Mary's College in Moraga, California.

William Whitehead

          Mr. Whitehead became a director of WPCS in October 2002. Since October 1998, he has been the Chief Financial Officer for Neutronis Incorporated, a multi-million dollar process and safety systems manufacturer. Mr. Whitehead has held a variety of financial management positions with Deloitte & Touche and was Division Controller for Graphic Packaging Corporation from April 1990 to March 1998. After attending West Point, Mr. Whitehead received a B.S. in Accounting from the Wharton School at the University of Pennsylvania and received his M.B.A. from the Kellogg Graduate School at Northwestern University.

Board of Directors

          All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Director and Executive Compensation

          Directors serve without cash compensation and without other fixed remuneration. Directors are entitled to receive stock options under our 2002 Stock Option as determined by the Board of Directors. We reimburse our directors for expenses incurred in connection with attending Board meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of their ownership thereof and changes in that ownership with the Securities and Exchange Commission and the National
Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports they file.

          Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during fiscal year 2004, we are not aware of any director, officer or beneficial owner of more than ten percent of our Common Stock that failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during fiscal year 2004.

                             EXECUTIVE COMPENSATION

          The following table sets forth in summary form the compensation received during the fiscal years ended April 30, 2004, 2003, and 2002 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 2004 fiscal year:




                           Summary Compensation Table
                                                        Annual Compensation                               Long Term Compensation
                                        ---------------------------------------   --------------------------------------------------
                                                                                Restricted  Securities
                                                                Other Annual      Stock      Underlying      LTIP       All Other
  Name and Principal Position         Year  Salary($) Bonus($)  Compensation($)   Awards     Options (5)    Payouts  Compensation($)
------------------------------------ ------ --------- -------- ---------------- ----------- -------------- ---------- -------------
Andrew Hidalgo

  Chairman, Chief Executive Officer   2004   154,400     17,000                -         -              -          -              -

  and Director                        2003   141,000          -                -         -              -          -              -

------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------

Stephen C. Jackson

  President                           2002    36,000          -                -         -              -          -              -

------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------

Donald Walker

  Executive Vice President (1)        2004   140,000     26,962                -         -        200,000          -              -
                                      2003    41,160      2,669                -         -              -          -              -
------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------

Gary Walker

  President-Walker and Director (2)   2004   140,000     26,962                -         -        200,000          -              -
                                      2003    42,333      2,669                -         -              -          -              -
------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------

E.J. von Schaumburg

  Executive Vice President (3)        2004   120,000     51,000                -         -        400,000          -              -

------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------
                                      2003    55,000     23,375                -         -              -          -              -
Joseph Heater

  Chief Financial Officer (4)         2004    95,500      8,000                -         -        400,000          -              -
------------------------------------ ------ ---------  -------- ---------------- ----------- -------------- ---------- -------------

     (1) Mr. Walker has served as Executive Vice President since December 30, 2002.
     (2) Mr. Walker has served as President, Walker and Director since December 30, 2002.
     (3) Mr. von Schaumburg has served as Executive Vice President since November 13, 2002.
     (4)  Mr. Heater has served as Chief Financial Officer since July 15, 2003.
     (5) The number of securities under options granted reflects the number of WPCS shares that may be purchased upon the exercise of options. We do not have any outstanding stock appreciation rights.

Employment Agreements

Contract with Andrew Hidalgo

          On February 1, 2004, the Company entered into a three-year employment contract with a shareholder who is the Chairman and Chief Executive Officer of the Company. Upon each one year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. The base salary under the agreement is $168,000 per annum plus benefits.

Contract with E.J. von Schaumburg

          On November 13, 2002, the Company entered into a two-year employment contract with an option to renew for an additional year, with the President of Invisinet, who is also an Executive Vice President of the Company. The base salary under the agreement is $120,000 per annum, plus benefits.

Contract with Donald Walker

          On December 30, 2002, the Company entered into a four-year employment contract with an option to renew for an additional year, with the President of Walker, who is also an Executive Vice President of the Company. The base salary under the agreement is $140,000 per annum, plus benefits.

Contract with Gary Walker

          On December 30, 2002, the Company entered into a four-year employment contract with an option to renew for an additional year, with the Chief Operating Officer of Walker, who is also a Director of the Company. The base salary under the agreement is $140,000 per annum, plus benefits.

Contract with Joseph Heater

          On February 1, 2004, the Company entered into a three-year employment contract with the Chief Financial Officer. The base salary under the agreement is $132,000 per annum, plus benefits.

Contract with James Heinz

          On April 2, 2004, the Company entered into a three-year employment contract with James Heinz, the President of Heinz, who is also an Executive Vice President of the Company. The base salary under the agreement is $140,000, per annum, plus benefits.

Employee Stock Incentive Plan

          The 2002 Stock Option Plan was adopted by the board of directors in September 2002 and increased from 500,000 to 5,000,000 options on March 3, 2003, and approved by the shareholders in April 2004. The Plan provides for the issuance of up to 5,000,000 options.

Option Grants to the Named Executive Officers and Directors as of July 31, 2004:

-------------------------------------- -------------------------------- ------------ ------------ ---------------------

                                                                           Grant      Exercise
      Name of Beneficial Owner                      Title                  Date         Price           Options
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Neil Hebenton                          Director                           10/1/02         $1.66                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
William Whitehead                      Director                           3/25/03         $1.35                50,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
E.J. von Schaumburg                    Executive Vice President           5/27/03         $0.45               300,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Donald Walker                          Executive Vice President            6/3/03         $0.75               200,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Gary Walker                            Director                            6/3/03         $0.75               200,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
William Whitehead                      Director                            6/3/03         $0.75                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Joseph Heater                          Chief Financial Officer            6/12/03         $0.75               250,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Joseph Heater                          Chief Financial Officer             8/6/03         $1.07               150,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
E.J. von Schaumburg                    Executive Vice President          12/10/03         $1.00               100,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Norm Dumbroff                          Director                           3/31/04         $0.97                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Neil Hebenton                          Director                           3/31/04         $0.97                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
William Whitehead                      Director                           3/31/04         $0.97                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
                                                                                                            1,375,000
-------------------------------------- -------------------------------- ------------ ------------ =====================

          Under the plan, options may be granted which are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or which are not intended to qualify as incentive stock options thereunder, or Non-ISOs. The 2002 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The 2002 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

          The primary purpose of the 2002 Stock Option Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The ability of a company to offer a generous stock option program has now become a standard feature in the industry in which we operates.

Administration

          The 2002 Stock Option Plan is administered by our board of directors, as the board of directors may be composed from time to time. All questions of interpretation of the 2002 Stock Option Plan are determined by the board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the board of directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole board of directors.

          Notwithstanding the foregoing, the board of directors may at any time, or from time to time, appoint a committee of at least two members of the board of directors, and delegate to the committee the authority of the board of directors to administer the plan. Upon such appointment and delegation, the committee shall have all the powers, privileges and duties of the board of directors, and shall be substituted for the board of directors, in the administration of the plan, subject to certain limitations.

          Members of the board of directors who are eligible employees are permitted to participate in the 2002 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2002 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2002 Stock Option Plan. In the event that any member of the board of directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the plan shall not be administered by the board of directors, and may only by administered by a committee, all the members of which are disinterested persons, as so defined.

Eligibility

          Under the 2002 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of ours, as provided in the 2002 Stock Option Plan.

Terms Of Options

          The term of each option granted under the plan shall be contained in a stock option agreement between us and the optionee and such terms shall be determined by the board of directors consistent with the provisions of the plan, including the following:

          (a) Purchase Price. The purchase price of the common shares subject to each ISO shall not be less than the fair market value, or in the case of the grant of an ISO to a principal stockholder, not less that 110% of fair market value of such common shares at the time such option is granted. The purchase price of the common shares subject to each Non-ISO shall be determined at the time such option is granted, but in no case less than 85% of the fair market value of such common shares at the time such option is granted.

          (b) Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the board of directors, in its discretion, at the time such option is granted.

          (c) Expiration. The expiration of each option shall be fixed by the board of directors, in its discretion, at the time such option is granted; however, unless otherwise determined by the board of directors at the time such option is granted, an option shall be exercisable for ten (10) years after the date on which it was granted (the "Grant Date"). Each option shall be subject to earlier termination as expressly provided in the 2002 Stock Option Plan or as determined by the board of directors, in its discretion, at the time such option is granted.

          (d) Transferability. No option shall be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by him. No option granted under the plan shall be subject to execution, attachment or other process.

          (e) Option Adjustments. The aggregate number and class of shares as to which options may be granted under the plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common shares resulting from split-up spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

          Except as otherwise provided in the 2002 Stock Option Plan, any option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of us. However, the optionee shall have the right immediately prior to any such transaction to exercise his option in whole or in part notwithstanding any otherwise applicable vesting requirements.

          (f) Termination, Modification and Amendment. The 2002 Stock Option Plan (but not options previously granted under the plan) shall terminate ten
(10) years from the earlier of the date of its adoption by the board of directors or the date on which the plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon, and no option shall be granted after termination of the plan. Subject to certain restrictions, the plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

Stock Appreciation Rights

          The 2002 Stock Option Plan also permits the granting of one or more stock appreciation rights to eligible participants. Such stock appreciation rights may be granted either independent of or in tandem with options granted to the same participant. Stock appreciation rights granted in tandem with options may be granted simultaneously with, or, in the case of Non-ISOs, subsequent to, the grant to the participant of the related options; provided, however, that:
(i) any option shall expire and not be exercisable upon the exercise of any stock appreciation right with respect to the same share, (ii) any stock appreciation right shall expire and not be exercisable upon the exercise of any option with respect to the same share, and (iii) an option and a stock appreciation right covering the same share of common stock may not be exercised simultaneously. Upon exercise of a stock appreciation right with respect to a share of common stock, the participant shall be entitled to receive an amount equal to the excess, if any, of (A) the fair market value of a share of common stock on the date of exercise over (B) the exercise price of such stock appreciation right.

Federal Income Tax Aspects Of The 2002 Stock Option Plan

          The following is a brief summary of the effect of federal income taxation upon the participants and us with respect to the purchase of shares under the 2002 Stock Option Plan. This summary does not purport to be complete and does not address the federal income tax consequences to taxpayers with special tax status. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside, and does not discuss estate, gift or other tax consequences other than income tax consequences. We advise each participant to consult his or her own tax advisor regarding the tax consequences of participation in the 1999 option plan and for reference to applicable provisions of the code.

          The 2002 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421, 422 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2002 Stock Option Plan.

          If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the "Offering Date"), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

          If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

          In the case of a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2002 Stock Option Plan.

          The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

         We are entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions On Resale

          Certain officers and directors may be deemed to be our "affiliates" as that term is defined under the Securities Act. The Common stock acquired under the 2002 Stock Option Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

Aggregated  Option  Exercises  in Last  Fiscal Year And Fiscal  Year-end  Option
Values

          The following table provides information related to employee options exercised by the named executive officers during the 2004 fiscal year and number and value of such options held at fiscal year-end.



                                                              Number of Securities Underlying            Value of Unexercised
                                                               Unexercised Options at Fiscal        In-the-Money Options at Fiscal
                                                                       Year- End (#)                       Year- End ($) (1)
           Name          Shares Acquired        Value       --------------------------------    --------------------------------
                         on Exercise (#)      Realized      Exercisable      Unexercisable       Exercisable    Unexercisable
----------------------- ------------------- --------------  --------------- ----------------    -------------- -----------------

Andrew Hidalgo                           -              -                -                -                 -                 -

Donald Walker                            -              -                -          200,000                 -            78,000

Gary Walker                              -              -                -          200,000                 -            78,000

E.J. von Schaumburg                      -              -          150,000          150,000           103,500           103,500

E.J. von Schaumburg                      -              -          100,000                -            14,000                 -

Joseph Heater                            -              -           85,000          165,000            33,150            64,350

Joseph Heater                            -              -          150,000                -            10,500                 -


     (1). Value based on the closing price of $1.14 per share on April 30, 2004, less the option exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          At the time of the following transactions, there were no affiliations between us and the other parties. As a result of these transactions, the other parties became affiliates. The transactions were ongoing after the close resulting in payoffs to the other parties who became affiliates.

          On November 13, 2002, we acquired all of the outstanding shares of Invisinet from its shareholders in exchange for an aggregate of 1,000,000 newly issued shares of our common stock. An additional 150,000 shares of our common stock were to be issued to a shareholder, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, we and the shareholder mutually agreed to cancel the issuance of bonus shares and in exchange, issued options to purchase 300,000 shares of our common stock.

          On December 30, 2002, we acquired all of the outstanding shares of Walker Comm in exchange for an aggregate of 2,486,000 newly issued shares of our common stock and $500,000 cash consideration. An additional $500,000 is payable contingent upon Walker Comm achieving certain net profits, to be paid in quarterly distributions equal to 75% of net income, which would increase the purchase price. Through April 30, 2004, $485,088 was paid and $14,912 was payable to the Walker Comm shareholders against this earn-out provision.

          In connection with the acquisition of Walker Comm, we assumed a lease with trusts, of which, certain of our officers are the trustees, for a building and land located in Fairfield, California, which is occupied by our Walker Comm subsidiary. The lease calls for monthly rental payments of $4,642, with annual increases, calculated using the San Francisco-Oakland-San Jose Consolidated Metropolitan Statistical Area Consumer Price Index. For the year ended April 30, 2004, $56,000 was paid as rent for this lease.

          On August 22, 2003, we acquired all of the outstanding shares of Clayborn Contracting Group, Inc. in exchange for an aggregate $900,000 cash consideration and 826,446 newly issued shares of our common stock. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn.

          On April 2, 2004, we acquired all of the issued and outstanding common stock of Heinz. We acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows: (1) $700,000 of our common stock, based on the closing price of our common stock on March 30, 2004 of $0.98 per share, for an aggregate of 714,286 newly issued shares of the Company's common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our common stock as of August 3, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.



                          Name and Address of Beneficial              Amount and Nature of          Percent of
   Title of Class                      Owner                          Beneficial Ownership           Class **
---------------------    ----------------------------------       -----------------------------    --------------
Common stock             Andrew Hidalgo                                    5,255,000                   25.2%
                         608 Perimeter Drive
                         Downingtown, PA 19335

Common Stock             Donald Walker                      (1)            1,216,645                   5.8%
                         521 Railroad Avenue
                         Fairfield, CA 94533

Common Stock             E.J. von Schaumburg                (1)              476,000                   2.3%
                         15 Manor Drive
                         Morristown, NJ 07960

Common Stock             James Heinz                                         714,286                   3.4%
                         1 West Waters Edge Drive
                         Belleville, IL 62221

Common Stock             Joseph Heater                      (1)              235,000                   1.1%
                         109 Brookhollow Drive
                         Downingtown, PA 19335

Common Stock             Gary Walker                        (1)            1,130,759                   5.4%
                         521 Railroad Avenue
                         Fairfield, CA 94533

Common stock             Norm Dumbroff (2)                  (1)              875,000                   4.2%
                         245 West Roosevelt Road
                         West Chicago, IL 60185

Common Stock             Neil Hebenton                      (1)               37,500                     *
                         404 Cumberland Lane
                         Chester Springs, PA 19425

Common stock             William Whitehead                  (1)              108,000                     *
                         609 Portland Drive
                         Downingtown, PA 19335

Common stock             All directors and executive        (1)           10,048,190                  48.2%
                         officers as a group (9 persons)

Common stock             Barron Partners LP                 (2)            2,848,150                  13.7%
                         730 Fifth Avenue, 9th Floor
                         New York, NY 10019

   * Less than 1% of the outstanding common stock
   ** Percentage is based on 20,849,976 shares of common stock outstanding.

     Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 3, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 20,849,976 shares of common stock outstanding on August 3, 2004, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of August 3, 2004, as described below.

     (1) Includes the following number of shares of common stock which may be acquired by certain executive officers and directors through the exercise of stock options which were exercisable as of August 3, 2004 or become exercisable within 60 days of that date: Donald Walker, 200,000 shares;

     E.J. von Schaumburg, 325,000 shares; Joseph Heater, 235,000 shares; Gary Walker, 200,000 shares; Norm Dumbroff, 25,000 shares; Neil Hebenton, 37,500 shares; William Whitehead, 100,000 shares; and all officers and directors as a group, 1,122,500 shares.

     (2) Includes 1,424,075 shares of common stock which may be acquired through the exercise of warrants.

                            DESCRIPTION OF SECURITIES

          The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Shares

          We are authorized to issue up to 75,000,000 shares of Common Stock, par value $.0001. As of August 3, 2004, there were 20,849,976 shares of common stock issued and outstanding and 5,000,000 shares reserved for issuance pursuant to our stock option plans. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Shares

          We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.0001. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Series B Convertible Preferred Stock

          On May 15, 2002, our Board of Directors adopted and created a series of preferred stock consisting of 1,000 shares designated as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends. The Series B Convertible Preferred Stock is convertible into our common stock, at the option of the holder, at any time after the 30th calendar day we receive payment in full. Each share of Series B Convertible Preferred Stock is convertible at a basis of $1,000 per share at a conversion price equal to 75% of the average market price of the common stock for ten days prior to the date of conversion. Among other provisions, the number of shares issuable upon conversion may not be less than 1,000 shares or greater than 4,000 shares of common stock. As of the date hereof, there are no issued and outstanding shares of Series B Convertible Preferred Stock.

Series C Convertible Preferred Stock

         On November 10, 2002, our Board of Directors adopted and created a series of preferred stock consisting of 1,000 shares designated as Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into our common stock, at the option of the holder, at any time after the day we receive payment in full. Each share of Series C Convertible Preferred Stock is convertible into 800 shares of our common stock. Each share of Series C Convertible Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends.

         On August 13, 2003, all 1,000 Series C Preferred shares were converted into 1,786,000 shares of our common stock.

Warrants and Options

          As of August 3, 2004, we had outstanding warrants and options to acquire approximately 7,867,875 shares of common stock, exercisable at prices ranging between $0.45 and $1.66.

          In connection with the sale of 100 units in a private placement during July and August 2003, each unit had 44,444 warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $.90 per share until June 24, 2006. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions, reclassifications or combinations of the common shares or similar events. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common shares for less than the exercise price of the warrants or the current market price of our securities and do not entitle warrant holders to any voting or other rights as a shareholder until such warrants are exercised and common shares are issued.

          Warrants may be redeemed in whole or in part at our option, upon 30 days' notice, at a redemption price equal to $.01 per share of common stock issuable upon exercise of the warrants, if the closing price of the common shares is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the warrants are called for redemption.

          Additionally, in connection with the sale of the 100 units, we issued the placement agent three-year warrants to purchases 665,000 shares of our common stock at an exercise price of $0.75 per share.

Transfer Agent

          Interwest Transfer Co., Inc., 1981 E. Murray Holladay Road, Suite 100, Salt Lake City Utah 84117, is the transfer agent and registrar for our securities.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their respective non-sale pledgees, non-sale donees, non-sale assignees and other non-sale successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;
     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;
     o    privately-negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a  combination  of any such  methods of sale;  and
     o    any other method permitted pursuant to applicable law.


          The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

          The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

          The selling stockholders or their respective non-sale pledgees, non-sale donees, non-sale transferees or other non-sale successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We  are  required  to  pay  all  fees  and  expenses  incident  to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

          The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

          The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. All of these limitations may affect the marketability of the shares.

          We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

          If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

          The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

          The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

          Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

          The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder.
Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholders will continue to own any shares of our common stock.

          The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

          For the table set forth below, Brian Earl is the control person for Delta Realty Limited and Keith Burant is the control person for Jetco Holdings Ltd.

                                                Beneficial Ownership                                        Beneficial Ownership
                                               Prior to Offering (1)                                         After Offering (1)
Name of Selling Security Holder              Shares        Percentage (2)    Shares Offered               Shares
                                                                                                      Percentage (2)

---------------------------------------- ----------------- ----------------- ------------------------ ----------------- ------------
---------------------------------------- ----------------- ----------------- ------------------------ ----------------- ------------
Delta Realty Limited                     691,643           3.3%              691,643                           0                 0%
---------------------------------------- ----------------- ----------------- ------------------------ ----------------- ------------
Jetco Holdings Ltd.                      557,488           2.7%              557,488                           0                 0%
---------------------------------------- ----------------- ----------------- ------------------------ ----------------- ------------
James Heinz                              714,286           3.4%              714,286                           0                 0%
---------------------------------------- ----------------- ----------------- ------------------------ ----------------- ------------


(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 3, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentages based on 20,849,976 shares of common stock outstanding.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

          The consolidated financial statements of WPCS International Incorporated as of and for the years ended April 30, 2004 and April 30, 2003, included in this prospectus, have been included herein in reliance on the report of J.H. Cohn LLP, Independent Registered Public Accounting Firm, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Clayborn Contracting Group, Inc. for the years ended September 30, 2002 and 2001 included in this Prospectus have been audited by Burnett + Company LLP, Independent Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Heinz Corporation for the years ended December 31, 2003 and 2002 included in this Prospectus have been audited by Michael N. Fitzgerald, Ph.D, Certified Public Accountant, Independent Public Accountant, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

          We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of WPCS International Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

          We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                         WPCS INTERNATIONAL INCORPORATED

                          INDEX TO FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

The Financial Statements required by Item 304 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.

Fiscal Year Ended April 30, 2004
Report of Independent Registered Public Accounting Firm                                                      F-1
Consolidated Balance Sheets as of April 30, 2004 and 2003                                                    F-2
Consolidated Statements of Operations for the years ended April 30, 2004 and 2003                            F-4
Consolidated Statements of Shareholders' Equity for the years ended April 30, 2004 and 2003                  F-5
Consolidated Statements of Cash Flows for the years ended April 30, 2004 and 2003                            F-7
Notes to Consolidated Financial Statements                                                                  F-10

Audited  Financial  Statements of Clayborn  Contracting  Group, Inc. for the years ended September 30,
2002 and 2001                                                                                               F-24

Audited Financial Statements of Heinz Corporation for years ended December 31, 2003 and 2002                F-36

Pro Forma Unaudited Consolidated Statement of Operations - "WPCS" for the fiscal
year ended April 30, 2004                                                                                   F-47


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of WPCS International Incorporated

We have audited the accompanying consolidated balance sheets of WPCS International Incorporated and Subsidiaries as of April 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WPCS International Incorporated and Subsidiaries as of April 30, 2004 and 2003, and their consolidated results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                               / s / J.H. COHN LLP
                               -------------------
                                     J.H. COHN LLP
Roseland, New Jersey
July 28, 2004

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                APRIL 30,              APRIL 30,
                                             ASSETS                               2004                   2003
                                                                          -------------------    -------------------
CURRENT ASSETS:
       Cash and cash equivalents                                                $  1,984,636            $   167,547
       Accounts receivable, net of allowance of $61,779
       and $11,779 at April 30, 2004 and 2003,
       respectively                                                                5,909,879              2,397,236

       Costs and estimated earnings in excess of billings
       on uncompleted contracts                                                    2,123,031                408,194

       Inventory                                                                     104,799                 77,775

       Prepaid expenses                                                              264,076                143,113

       Deferred income taxes                                                          60,000                 70,000
                                                                          -------------------    -------------------


          Total current assets                                                    10,446,421              3,263,865


PROPERTY AND EQUIPMENT, net                                                        1,005,760                647,951


CUSTOMER LISTS                                                                       603,333                499,000


GOODWILL                                                                           8,681,870              5,388,882


OTHER ASSETS                                                                         144,713                 21,528
                                                                          -------------------    -------------------

          Total assets                                                          $ 20,882,097           $  9,821,226
                                                                          ===================    ===================


 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                              APRIL 30,              APRIL 30,
                              LIABILITIES AND STOCKHOLDERS' EQUITY               2004                   2003
                                                                          -------------------    -------------------
CURRENT LIABILITIES:
       Borrowings under lines of credit                                          $   551,000               $      -

       Current maturities of capital lease obligation                                  2,534                  2,294

       Current maturities of loans payable                                            94,056                 21,268

       Accounts payable and accrued expenses                                       4,732,200              1,278,443

       Billings in excess of costs and estimated earnings on
       uncompleted contracts                                                       2,162,452                215,819

       Due to officer                                                                      -                100,000

       Due to shareholders                                                            88,157                 58,207

       Income taxes payable                                                          223,753                 23,700

       Deferred income taxes                                                         196,100                129,000
                                                                          -------------------    -------------------


          Total current liabilities                                                8,050,252              1,828,731


Capital lease obligation, net of current portion                                       2,073                  4,608

Loans payable, net of current portion                                                170,362                      -

Due to shareholders, net of current portion                                        1,026,755                      -

Deferred income taxes                                                                344,900                527,000
                                                                          -------------------    -------------------


          Total liabilities                                                        9,594,342              2,360,339
                                                                          -------------------    -------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

       Preferred Stock - $0.0001 par value, 5,000,000 shares
       authorized, none issued                                                             -                      -

       Common Stock - $0.0001 par value, 75,000,000 shares
       authorized, 20,849,976 shares and
       13,078,844 shares issued and outstanding, respectively                          2,085                  1,308

       Additional paid-in capital                                                 11,991,476              8,002,639

       Unearned consulting services                                                  (38,559)                     -

       Accumulated deficit                                                          (667,247)              (543,060)
                                                                          -------------------    -------------------


          Total shareholders' equity                                              11,287,755              7,460,887
                                                                          -------------------    -------------------

          Total liabilities and shareholders' equity                            $ 20,882,097           $  9,821,226
                                                                          ===================    ===================


 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                            Year Ended
                                                                                             April 30,
                                                                                      2004               2003
                                                                                  --------------    ---------------
REVENUE                                                                             $22,076,246         $5,422,858
                                                                                  --------------    ---------------

COSTS AND EXPENSES:
       Cost of revenue                                                               16,076,155          3,768,495
       Selling, general and administrative expenses                                   5,560,583          1,860,827
       Provision for doubtful accounts                                                   91,137             38,779
       Depreciation and amortization                                                    382,510            116,501
                                                                                  --------------    ---------------

          Total costs and expenses                                                   22,110,385          5,784,602
                                                                                  --------------    ---------------

OPERATING LOSS                                                                          (34,139)          (361,744)

OTHER EXPENSE:

       Interest expense                                                                  14,048                  -
                                                                                  --------------    ---------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                                  (48,187)          (361,744)


Income tax provision                                                                    (76,000)           (19,550)
                                                                                  --------------    ---------------

NET LOSS                                                                               (124,187)          (381,294)


Imputed dividends accreted on Convertible Series B Preferred stock                            -           (173,000)
                                                                                  --------------    ---------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS                                          ($124,187)         ($554,294)
                                                                                  ==============    ===============

Basic net loss per common share                                                          ($0.01)            ($0.05)
                                                                                  ==============    ===============

Basic weighted average number of common shares outstanding                           18,260,359         10,376,685
                                                                                  ==============    ===============


 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                 Additional   Unearned        Total
                                       Preferred Stock        Common Stock         Paid-In    Consulting   Shareholders' Accumulated
                                      Shares     Amount    Shares       Amount     Capital    Services       Equity        Deficit
                                      --------   ------- -----------   --------   ----------  ----------   ------------  -----------
BALANCE, MAY 1, 2002                        -        $0   5,500,000       $550       $4,450          $0        $11,234     $ 16,234


Effect of reverse acquisition             250         1   1,025,632        103      (80,919)          -              -      (80,815)

Return and retirement of common
stock in connection with reverse
acquisition                                 -         -    (500,000)       (50)          50           -              -            -

Sale of Series B Preferred Stock
sold through private placement            455         -           -          -      455,000           -              -      455,000

Series B Preferred Stock issued
in consideration for payment of
accounts payable                           64         0           -          -       64,000           -              -       64,000

Conversion of Series A Preferred
Stock to common stock                    (250)       (1)  3,000,000        300         (299)          -              -            -

Imputed Series B Preferred Stock
dividend attributable to beneficial
conversion feature                          -         -           -          -      173,000           -       (173,000)           -

Sale of Series C Preferred Stock sold
through private placement               1,000         -           -          -    1,000,000           -              -    1,000,000

Issuance of common stock upon
acquisition of Invisinet, Inc.              -         -   1,000,000        100    1,749,900           -              -    1,750,000

Issuance of common stock upon
acquisition of Walker Comm, Inc.            -         -   2,486,000        249    4,574,000           -              -    4,574,249

Conversion of Series B Preferred
Stock to common stock                    (519)        -     567,212         56          (56)          -              -            -

Stock options granted to an officer
in connection with the acquisition
of Invisinet, Inc.                          -         -           -          -       63,513           -              -       63,513


Net loss                                    -         -           -          -            -           -       (381,294)    (381,294)
                                      --------   ------- -----------   --------   ----------  ----------   ------------  -----------

 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES


                                                                                 Additional  Unearned         Total
                                    Preferred Stock           Common Stock        Paid-In    Consulting   Shareholders' Accumulated
                                    Shares    Amount       Shares       Amount    Capital    Services        Equity       Deficit
                                    -------   -------     -----------  -------  ------------ ----------   ------------  ------------
BALANCE, APRIL 30, 2003              1,000        $0      13,078,844   $1,308   $ 8,002,639         $0      ($543,060)  $ 7,460,887

Conversion of Series C
Preferred Stock to common stock     (1,000)        -       1,786,000      179          (179)         -              -             -


Issuance of common stock through
private placement                        -         -       4,444,400      444     2,173,824          -              -     2,174,268

Issuance of common stock,
acquisition of Clayborn
Contracting Group, Inc.                  -         -         826,446       83       867,685          -              -       867,768

Issuance of common stock,
acquisition of Heinz
Corporation                              -         -         714,286       71       699,929          -              -       700,000

Fair value of stock options
granted to nonemployees                  -         -               -        -       196,166          -              -       196,166


Issuance of stock options for
consulting services                      -         -               -        -        51,412    (51,412)             -             0


Amortization of unearned
consulting services                      -         -               -        -             -     12,853              -        12,853


Net loss                                 -         -               -        -             -          -       (124,187)     (124,187)
                                    -------   -------     -----------  -------  ------------ ----------   ------------  ------------

BALANCE, APRIL 30, 2004                  0        $0      20,849,976   $2,085   $11,991,476   ($38,559)     ($667,247)  $11,287,755
                                    =======   =======     ===========  =======  ============ ==========   ============  ============


 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        Year Ended
                                                                                                         April 30,
                                                                                                 2004                2003
                                                                                            ----------------    ----------------
OPERATING ACTIVITIES :
      Net loss                                                                                   ($124,187)          ($381,294)
      Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
        Depreciation and amortization                                                              382,510             116,501
        Provision for doubtful accounts                                                             91,137              38,779

        Gain on disposition of fixed assets                                                              -              (2,085)

        Fair value of stock options granted                                                        209,019                   -

        Deferred income taxes                                                                     (218,800)                  -

      Changes in operating assets and liabilities, net of acquisitions:
        Accounts receivable                                                                     (2,422,541)           (676,341)
        Costs and estimated earnings in excess of billings on uncompleted contracts             (1,379,816)            (10,087)
        Inventory                                                                                   11,976               2,428
        Prepaid expenses                                                                           (51,319)            (99,789)

        Other assets                                                                               (24,032)                (75)
        Accounts payable and accrued expenses                                                    2,354,024             182,614
        Billings in excess of costs and estimated earnings on uncompleted contracts              1,908,541            (155,539)
        Income taxes payable                                                                       200,053              19,550
                                                                                            ----------------    ----------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                                936,565            (965,338)
                                                                                            ----------------    ----------------
INVESTING ACTIVITIES:

      Proceeds from disposition of fixed assets                                                          -              41,607
      Acquisition of property and equipment                                                        (86,011)             (3,065)

      Proceeds from repayment of note receivable                                                         -             172,514

      Acquisition of Clayborn, net of cash received                                               (722,177)                  -

      Acquisition of Heinz, net of cash received                                                  (109,194)                  -
      Acquisition earn-out and other transaction costs                                            (497,677)           (375,993)
                                                                                            ----------------    ----------------
NET CASH USED IN INVESTING ACTIVITIES                                                           (1,415,059)           (164,937)
                                                                                            ----------------    ----------------

 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                                                                                                        Year Ended
                                                                                                         April 30,
                                                                                                 2004                2003
                                                                                            ----------------    ----------------
FINANCING ACTIVITIES:

      Cash received in reverse acquisition                                                               -               3,257

      Restricted cash                                                                                    -            (200,000)

      Proceeds from advances from officers                                                               -             100,000
      Repayment of advances from officers                                                         (100,000)            (20,743)

      Proceeds from sale of preferred stock                                                              -           1,455,000

      Proceeds from sale of common stock                                                         2,174,268                   -

      Borrowings on line of credit                                                                 461,000                   -
      Repayment of equipment loans payable                                                        (237,390)            (53,169)
      Payments of capital lease obligations                                                         (2,295)             (2,077)
                                                                                            ----------------    ----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                        2,295,583           1,282,268
                                                                                            ----------------    ----------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                        1,817,089             151,993
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                       167,547              15,554
                                                                                            ----------------    ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                          $1,984,636          $  167,547
                                                                                            ================    ================

 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES



                                                                                                        Year Ended
                                                                                                         April 30,
                                                                                                 2004                2003
                                                                                            ----------------    ----------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for:
        Interest                                                                                 $   15,770          $    8,131
                                                                                            ================    ================
        Income taxes                                                                             $  105,193          $    1,380
                                                                                            ================    ================
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
      Issuance of common stock for net noncash assets received in acquisitions                   $1,567,768          $6,324,249
                                                                                            ================    ================
      Earn-out consideration unpaid relating to acquisitions                                     $1,114,912          $   58,207
                                                                                            ================    ================
      Issuance of note for net noncash assets received in acquisition                            $  182,648          $        -
                                                                                            ================    ================
      Issuance of note for property and equipment                                                $   32,339          $        -
                                                                                            ================    ================
      Equipment acquired under capital lease                                                     $        -          $    9,468
                                                                                            ================    ================
      Issuance of 64 shares of Series B preferred stock as payment of advances from
      shareholder and accounts payable                                                           $        -          $   64,000
                                                                                            ================    ================
      Imputed Series B preferred stock dividend attributable to a beneficial conversion
      feature                                                                                    $        -          $  173,000
                                                                                            ================    ================
      Conversion of Series A preferred stock to common stock                                     $        -          $      300
                                                                                            ================    ================
      Conversion of Series B preferred stock to common stock                                     $        -          $       56
                                                                                            ================    ================
      Conversion of Series C preferred stock to common stock                                     $      179          $        -
                                                                                            ================    ================
      Stock options issued related to an acquisition                                             $        -          $   63,513
                                                                                            ================    ================


 The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of WPCS International Incorporated ("WPCS") and its wholly owned subsidiaries, WPCS Incorporated , Invisinet Inc. ("Invisinet") from November 13, 2002 (date of acquisition), Walker Comm Inc. ("Walker") from December 30, 2002 (date of acquisition), Clayborn Contracting Group, Inc. from August 22, 2003 (date of acquisition), and Heinz Corporation ("Heinz") from April 2, 2004 (date of acquisition), collectively the "Company".

The Company is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity ("WiFi") deployment and fixed wireless deployment. The Company provides a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support.

On May 17, 2002, Phoenix Star Ventures, Inc. ("PSVI") a publicly held "shell company", became the legal acquirer of WPCS Holdings, Inc. ("Holdings") by issuing 5,500,000 shares of its common stock to the shareholders of Holdings in exchange for all of the outstanding common shares of Holdings. The former shareholders of Holdings, immediately after the business combination, owned the majority of the combined companies. Accordingly, the business combination has been accounted for as a reverse acquisition, whereby, for accounting purposes, Holdings is the accounting acquirer and PSVI is the accounting acquiree. The consolidated financial statements of the Company include the accounts of PSVI since its acquisition. The cost of the acquisition approximated the fair value of the net assets of PSVI that were acquired and accordingly, assets, liabilities and the outstanding preferred stocks of PSVI were initially recorded at historical carrying values.

On May 24, 2002, PSVI's principal shareholder returned 500,000 shares of its common stock to the Company, without compensation. Subsequently, these common shares were retired and cancelled.

On November 13, 2002, the Company acquired all of the outstanding shares of Invisinet from its shareholders in exchange for an aggregate of 1,000,000 newly issued shares of the Company's common stock. An additional 150,000 shares of the Company's common stock were to be issued to a shareholder, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, the Company and the shareholder mutually agreed to cancel the issuance of these shares and in exchange, issued options to purchase 300,000 shares of the Company's common stock.

On December 30, 2002, the Company acquired all of the outstanding shares of Walker in exchange for an aggregate of 2,486,000 newly issued shares of the Company's common stock and $500,000 cash consideration. An additional $500,000 is payable contingent upon Walker achieving certain net profits, to be paid in quarterly distributions equal to 75% of net income, which would increase the purchase price. At April 30, 2004, $500,000 has been charged to goodwill relating to this earn-out provision.

On August 22, 2003, the Company acquired all of the outstanding shares of Clayborn in exchange for an aggregate of 826,446 newly issued shares of the Company's common stock and $900,000 cash consideration. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post-tax profits of Clayborn.

On April 2, 2004, the Company acquired all of the issued and outstanding common stock of Heinz. The Company acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows: (1) $700,000 of the Company's common stock, based on the closing price of our common stock on March 30, 2004 of $0.98 per share, for an aggregate of 714,286 newly issued shares of the Company's common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly-liquid investments with an original maturity of three months or less.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company reduces credit risk by placing its temporary cash and investments with major financial institutions with high credit ratings. At times, such amounts may exceed Federally insured limits. The Company reduces credit risk related to accounts receivable by routinely assessing the financial strength of its customers and maintaining an appropriate allowance for doubtful accounts based on its history of write-offs, current economic conditions and an evaluation of the credit risk related to specific customers.

Accounts Receivable

Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts. Included in the accounts receivable is retainage receivable of $561,288 which is expected to be collected within one year.

Inventory

Inventory consists of parts and supplies and is stated using the weighted average cost method.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for, using straight-line methods, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Repairs and maintenance are charged to operations as incurred.

Goodwill

Effective May 1, 2002, the Company adopted Statement of Financial Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. In accordance with the guidelines of this accounting standard, goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS No. 142 requires that goodwill be tested for impairment upon adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit) and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step.

The Company completed the initial step of impairment testing which indicated that no goodwill impairment existed as of April 30, 2004. The Company determined the fair value of the businesses acquired for purposes of this test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. The fair value of the Company's reporting units derived using discounted cash flow models exceeded the carrying values of the reporting units. Accordingly, step two was unnecessary and no impairment was recognized in the consolidated statement of operations for the years ended April 30, 2004 and 2003. On an ongoing basis, the Company expects to perform its annual impairment test during the fourth quarter absent any interim impairment indicators.

Goodwill through the year ended April 30, 2004 consisted of the following:



        Beginning balance, May 1, 2003                 $5,388,882

        Clayborn acquisition                            1,772,806
        Heinz acquisition                               1,065,799
        Walker earn out provision                         441,793
        Transaction costs                                  12,590
                                                 -----------------

        Ending balance, April 30, 2004                 $8,681,870
                                                 =================



Revenue Recognition

The Company generates its revenue by providing project engineering and installation services for specialty communication systems, including wireless fidelity (WiFi) and fixed wireless deployment. The Company provides a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the project.

The Company records profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting of Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Earnings (Loss) Per Share

Earnings (loss) per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" ("EPS"). Basic income (loss) per share is computed as net income
(loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options, restrictive stock awards, warrants and other convertible securities. At April 30, 2004, the Company had 3,478,475 stock options and 5,109,400 warrants outstanding. At April 30, 2003, 77,000 stock options were outstanding. Diluted EPS is not presented since the effect of the assumed exercise of options and the assumed conversion of the Series C convertible preferred stock would be antidilutive.

Stock-Based Compensation Plans

The Company maintains a stock option plan, as more fully described in Note 11 to the consolidated financial statements, which is accounted for using the "intrinsic value" method pursuant to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and, accordingly, when the exercise price of an employee stock option granted by the Company is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. Therefore, the Company has elected the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

The Company applies the intrinsic value method in accounting for its stock-based compensation plan. Had the Company measured compensation under the fair value based method for stock options granted, the Company's net loss attributable to common shareholders and net loss per share attributable to common shareholders for the years ended April 30, 2004 and 2003 would have been as follows:

                                                                                               2004                 2003
                                                                                          ----------------    -----------------
Net loss attributable to common shareholders, as reported                                      ($124,187)           ($554,294)

Deduct: total stock-based employee compensation expense determined under the
fair value based method for all awards, net of tax                                              (141,109)              (9,992)
                                                                                          ----------------    -----------------

Net loss attributable to common shareholders, pro forma                                        ($265,296)           ($564,286)
                                                                                          ================    =================

Net loss per share attributable to common shareholders
                  As reported                                                                     ($0.01)              ($0.05)
                  Pro forma                                                                       ($0.01)              ($0.05)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions: Risk-free interest rate ranging from 2% to 3.6%, dividend yield of 0%, expected life of 5 years and volatility of 73.2% in 2004 and 71.6% in 2003.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

period. The most significant estimates relate to the calculation of percentage of completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory and life of customer lists. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In June 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3 and requires that a liability for a cost associated with and exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.123." SFAS No. 148 amends SFAS No. 123,"Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 for the year ended April 30, 2004. The adoption of SFAS No. 148 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, ("FIN No. 45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN No. 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the disclosure requirements of FIN No. 45 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN No. 46") "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables real estate or other property. A variable interest entity may be essentially passive or it may engage in activities on behalf of another company. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46's consolidation requirements apply immediately to variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year on interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both
Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. The adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS

Clayborn

On August 22, 2003, the Company completed a merger with Clayborn Contracting Group, Inc, a California corporation ("Clayborn"). The acquisition of Clayborn gives the Company expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue.

The aggregate consideration paid by the Company for Clayborn was approximately $2,929,000. The Company acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $61,000 of transaction costs, and 826,446 newly issued shares of the Company's common stock with a fair value of approximately $868,000 based on the average value of the Company's common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn.

The acquisition of Clayborn was accounted for under the purchase accounting method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

A valuation of certain assets was completed, including property and equipment, backlog, list of major customers, and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and cost approaches. The initial purchase price allocation has been adjusted as a result of final valuation, with fixed assets increasing in value by $74,000, customer lists being valued at $245,000, inventory being valued at $39,000 and backlog being valued at $13,500, resulting in a decrease in goodwill by these combined amounts. The aggregate changes resulted in goodwill being decreased to $1,772,806 as of the acquisition date.

The purchase price allocation has been determined as follows:


      Assets purchased:
          Cash                                                     $  134,218
          Accounts receivable                                         575,804
          Costs in excess of billings                                 231,562
          Income tax refunds receivable                               104,765
          Inventory                                                    39,000
          Fixed assets                                                444,126
          Backlog                                                      13,500
          Customer list                                               245,000
          Other assets                                                 97,669
          Goodwill                                                  1,772,806
                                                             ------------------
                                                                    3,658,450
                                                             ------------------
      Liabilities assumed:
          Accounts payable                                           (294,992)
          Accrued expenses                                           (136,119)
          Notes payable                                              (184,611)
          Deferred tax liability                                     (113,800)
                                                             ------------------
                                                                     (729,522)
                                                             ------------------
      Purchase price                                              $ 2,928,928
                                                             ==================

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Heinz

On April 2, 2004, the Company acquired all of the issued and outstanding common stock of Heinz Corporation ("Heinz"). The Company acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows: (1) $700,000 of the Company's common stock, based on the closing price of our common stock on March 30, 2004 of $0.98 per share, for an aggregate of 714,286 newly issued shares of the Company's common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date. The purchase price includes the present value of the note totaling $182,648, discounted at 5%. The current and long-term discounted maturity of this note is $71,429 and $111,219, respectively. Based on the preliminary information currently available, the acquisition resulted in goodwill of approximately $1,066,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

Heinz is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications, including consulting, integration and installation services for wireless infrastructure. In addition, Heinz has performed fixed wireless services, structured cabling, and cellular base station equipment installation and testing. The acquisition of Heinz gives the Company additional project engineering expertise for wireless infrastructure services, broadens its customer base, and expands its geographical presence in the Midwest.

The acquisition of Heinz was accounted for under the purchase accounting method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

The preliminary purchase price allocation has been determined as follows:



      Assets purchased:
          Cash                                                       $  8,052
          Accounts receivable                                         605,435
          Costs in excess of billings                                 103,459
          Fixed assets                                                 23,676
          Other assets                                                 71,128
          Goodwill                                                  1,065,799
                                                            ------------------
                                                                    1,877,549
                                                            ------------------

      Liabilities assumed:
          Accounts payable                                           (546,293)
          Accrued expenses                                           (130,694)
          Line of credit                                              (90,000)
          Notes payable                                               (80,942)
          Billings in excess of cost                                  (29,223)
                                                            ------------------
                                                                     (877,152)
                                                            ------------------
      Purchase price                                              $ 1,000,397
                                                            ==================


The following unaudited pro forma consolidated financial information for the years ended April 30, 2004 and 2003, present the combined results of operations of the Company, as if the acquisitions of Clayborn and Heinz had occurred on May 1, 2003

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and 2002, after giving effect to certain adjustments, including the issuance of the Company's common stock to Clayborn and Heinz as part of the purchase price. In addition, the unaudited pro forma consolidated financial information for the year ended April 30, 2003 includes the combined results of the Company, as if the acquisitions of Invisinet and Walker had occurred on May 1, 2002, including issuance of the Company's common stock to Invisinet and Walker. The pro forma financial information does not necessary reflect the results of operations that would have occurred had the Company, Clayborn, Heinz, Invisinet and Walker been a single entity during such periods.

                                                                                            Year ended April 30,
                                                                                           2004              2003
                                                                                      --------------      ------------
Revenue                                                                                 $27,236,503       $22,716,562

Net loss attributable to common shareholders                                              ($439,519)      ($1,862,417)

Weighted average number of shares used in calculations of basic loss per share           19,229,804        14,112,206

Basic net loss per share                                                                     ($0.02)           ($0.13)

For all acquisitions, customer lists are being amortized over a period of 5 years. The Company recorded amortization expense of $154,000 and $41,000 for the years ended April 30, 2004 and April 30, 2003, respectively. The minimum amortization of customer lists is $603,000 over the next five years. Any future goodwill impairments are not deductible for income tax purposes.

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at April 30, 2004:



        Costs incurred on uncompleted contracts                   $17,574,035
        Estimated contract profit                                   4,699,280
                                                                --------------
                                                                   22,273,315
        Less: billings to date                                     22,312,736
                                                                --------------
                             Net costs in excess                     ($39,421)
                                                                ==============

        Costs and estimated earnings in excess of billings         $2,123,031
        Billings in excess of costs and estimated earnings
          on uncompleted contracts                                 (2,162,452)
                                                                --------------
                                   Net costs in excess               ($39,421)
                                                                ==============

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at April 30, 2004:

                                                 Estimated
                                                useful life
                                                  (years)            Amount
                                               --------------    ---------------

Furniture and fixtures                           5 - 7                 $163,778
Vehicles                                         5 - 7                  624,304
Machinery and equipment                          5                      559,256
Leasehold improvements                           3 - 10                 192,349
                                                                 ---------------
                                                                      1,539,687
Less accumulated depreciation and
amortization                                                            533,927
                                                                 ---------------
                                                                     $1,005,760
                                                                 ===============

Depreciation expense for property and equipment for the years ended April 30, 2004 and 2003 was approximately $228,300 and $75,500, respectively.

Property and equipment under capital leases totaled approximately $11,000 and accumulated depreciation on such property and equipment aggregated approximately $4,600 at April 30, 2004.

NOTE 6 - LINE OF CREDIT

On October 29, 2003, Walker obtained a revolving line of credit facility with a commercial bank in the amount of $750,000. The borrowing limit is up to 70% of eligible Walker accounts receivable. As of April 30, 2004, the borrowing base was $750,000 and the outstanding balance was $531,000. The line of credit is collateralized by all of Walker's accounts receivable, inventory and equipment and bears interest at the Wall Street Journal Prime Index Rate plus 1.5% (5.50% as of April 30, 2004). In addition, the Company and certain executive officers of the Company have personally guaranteed this line of credit facility. This line is subject to annual renewal and matures on November 5, 2004. Accrued interest is payable monthly.

In connection with the acquisition of Heinz, the Company assumed a revolving line of credit facility with a commercial bank in the amount of $200,000. As of April 30, 2004, the borrowing base was $200,000 and the outstanding balance was $20,000. The line of credit is collateralized by real estate property owned by the President of Heinz and his personal guarantee, and bears interest at 4.0% as of April 30, 2004. The Company has indemnified the President of Heinz for any personal liability arising from this line of credit facility. This line is subject to annual renewal and matures on November 16, 2004. Accrued interest is payable monthly.

NOTE 7 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, an additional $500,000 is payable to the Walker shareholders, provided Walker achieves certain net profits, to be paid in quarterly distributions equal to 75% of net income. At April 30, 2004, $500,000 has been charged to goodwill relating to this earn-out provision and the total remaining payable to the Walker shareholders under this earn-out provision was $14,912.

In connection with the acquisition of Walker, the Company assumed a ten-year lease with trusts, of which, certain officers of the Company are the trustees, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. For the year ended April 30, 2004, $56,000 was paid as rent for this lease.

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the Clayborn shareholders, by payment of 50% of the quarterly post tax profits of Clayborn.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - RETIREMENT PLANS

Walker and Clayborn participate in an employee savings plan under Section 401(k) of the Internal Revenue Code pursuant to which eligible employees may elect to defer a portion of their annual salary by contributing to the plan. Contributions by Walker and Clayborn are made at the discretion of the Board of Directors. There were $4,000 in contributions made for the year ended April 30, 2004 and none for 2003.

The Company also contributes to multi-employer pension plans which provide benefits to union employees covered by collective bargaining agreements. General and administrative expenses include approximately $1,200,000 and $239,000 for such costs for the years ended April 30, 2004 and 2003, respectively.

NOTE 9 - INCOME TAXES

The provision or income taxes for the years ended at April 30, 2004 and 2003 is summarized as follows:



                                        2004                    2003
                                  -----------------      -------------------
        Current
            Federal                      $177,000                    $    -
            State                         117,800                    19,550

        Deferred
            Federal                       (49,000)                        -
            State                        (169,800)                        -
                                  -----------------      -------------------
        Totals                            $76,000                   $19,550
                                  =================      ===================



The actual provisions for income taxes reflected in the consolidated statements of operations for the years ended April 30, 2004 and 2003 differ from the amounts computed at the federal statutory tax rates. The principal differences between the statutory income tax expense and the effective provision for income taxes are summarized as follows:

                                                                    2004                  2003
                                                        -------------------    ------------------
Expected tax benefit at statutory rate (34%)                      ($16,000)           ($122,000)
State and local taxes, net of federal tax benefit                   76,000               19,550
Increase in valuation allowance                                     16,000              122,000
                                                        -------------------    ------------------
                                                                   $76,000              $19,550
                                                        ===================    ==================

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences which give rise to deferred tax assets and liabilities at April 30, 2004 is summarized as follows:

                                                                               2004
                                                                      ------------------
Deferred tax assets:
     Net operating loss carryforward                                           $60,000
     Allowance for doubtful accounts                                            26,000
     Federal benefit of deferred state tax liabilities                          34,000
     Valuation allowance                                                       (60,000)
                                                                      ------------------
               Net deferred tax assets - current                                60,000
                                                                      ------------------
Deferred tax liabilities:
     Sec 481(a) adjustment for cash to accrual basis accounting
     - current                                                                (106,000)
     - long term                                                              (106,000)
     Non-deductible amortization of purchase price
          Inventory - current                                                  (29,000)
          Fixed assets - long term                                            (132,000)
          Customer lists - long term                                          (168,000)
                                                                      ------------------
               Total                                                          (541,000)
                                                                      ------------------

Net deferred tax liabilities                                                 ($481,000)
                                                                      ==================

The Company has net operating loss carryforwards for State tax purposes approximating $678,000 expiring through 2011. Due to the uncertainty of recognizing a tax benefit on these losses, the Company has provided a full valuation allowance against these deferred tax assets.

NOTE 10 - STOCK OPTION PLAN

The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 5,000,000 shares of the Company's common stock were reserved for grant (the "2002 Plan"). Under the terms of the 2002 Plan, the options, which expire five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At April 30, 2004, there were 1,521,525 shares available for grant under the 2002 Plan.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of activity with respect to stock options granted under the 2002 Plan at April 30, 2004:

                               Options outstanding                    Options exercisable

                                              Weighted-average
                                               remaining
                              Shares            life in                                 Exercise
  Exercise prices          under option          years                  Shares           price
---------------------    -----------------    -------------          -------------  -------------
       $1.35                       50,000         3.90                     50,000        $1.35
       $1.37                        2,000         3.61                      1,300        $1.37
       $1.66                       25,000         3.42                     15,000        $1.66
       $1.50                       50,000         1.00                     50,000        $1.50
       $1.25                       25,000         4.01                     12,500        $1.25
       $1.00                      350,000         0.07                    350,000        $1.00
       $0.45                      700,000         0.07                    700,000        $0.45
       $0.45                      300,000         2.07                    133,333        $0.45
       $0.75                      634,000         4.09                    581,167        $0.75
       $0.75                      250,000         4.12                     54,688        $0.75
       $1.07                      150,000         4.27                    150,000        $1.07
       $1.55                      100,000         4.27                    100,000        $1.55
       $2.33                      100,000         4.27                    100,000        $2.33
       $1.20                      137,475         4.34                     22,913        $1.20
       $1.00                      265,000         4.61                    109,665        $1.00
       $1.25                      150,000         1.61                    150,000        $1.25
       $0.97                       75,000         4.92                     75,000        $0.97
       $0.91                      115,000         4.92                      2,396        $0.91
                         -----------------                           -------------
       Total                    3,478,475                               2,657,962
                         =================                           =============

The weighted-average fair value of options on the grant date was $0.36 and $1.06, respectively, for options granted during the years ended April 30, 2004 and 2003.

NOTE 11 - SHAREHOLDERS' EQUITY

On June 25, 2003, (and amended July 24, 2003), the Company offered in a private placement, up to 100 units (the "Units") for sale to accredited investors at a price of $25,000 per Unit (the "Offering"). Each Unit consists of (i) 44,444 shares of the Company's common stock and (ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share (the "Warrants"). The Company sold all 100 Units from the Offering and received proceeds of $2,174,268 net of the placement agent commissions and other issuance costs. The Warrants may be redeemed in whole or in part at the option of the Company for $0.01, if the closing price of the Company's common stock is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the Warrants are called for redemption. In connection with the Offering, the placement agent was issued Warrants to purchase 665,000 shares of the Company's common stock, exercisable for a period of three years, at an exercise price of $0.75 per share.

On April 30, 2003, all 1,000 Series C Preferred shares were converted into 1,786,000 shares of the Company's common stock.

For the fiscal year ended April 30, 2004, the Company granted options to purchase 1,452,000 shares of its common stock to certain consultants. The options have exercise prices ranging from $0.45 to $2.33, and vesting periods of one to five years. The Company has valued these options using the Black-Scholes Option pricing model and recorded $209,000 of expense for the year ended April 30, 2004.

On April 21, 2004, a majority of the shareholders of the Company approved an increase in the total number of authorized common shares from 30,000,000 to 75,000,000.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SEGMENT REPORTING

The Company's reportable segments are determined based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. The Company evaluates performance based upon (loss) income before income taxes. Corporate includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the other subsidiaries. Corporate assets include cash, prepaid expenses and deferred tax assets. Segment reporting commenced after the Company acquired Walker in December 2002. Prior to that date, the Company operated as only one segment. Segment results for the years ended April 30, 2004 and 2003 are as follows:



                               Year ended April 30, 2004                                  Year ended April 30, 2003
                               Wireless       Specialty                                   Wireless        Specialty
                 Corporate  Infrastructure  Communication      Total      Corporate   Infrastructure  Communication       Total
                 ---------  --------------  -------------   -----------   ---------   --------------  -------------    ----------
Revenue             $    -     $4,568,714     $17,507,532   $22,076,246       $    -    $1,850,300      $3,572,558     $5,422,858

Depreciation
and
Amortization           $98         40,054         342,358       382,510       $    -        21,544          94,957        116,501

(Loss)
income
before
income taxes     ($924,625)      $372,308        $504,130      ($48,187)   ($223,211)     ($61,185)       ($77,348)     ($361,744)

Goodwill            $    -     $2,698,343      $5,983,527    $8,681,870       $    -    $1,627,044      $3,761,838     $5,388,882

Total assets      $803,082     $6,387,166     $13,691,849   $20,882,097     $136,963    $2,753,206      $6,931,057     $9,821,226

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment contracts ranging from two to four years with its executive officers. The aggregate base salary commitments under these contracts at April 30, 2004 are approximately $1,600,000.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, consolidated financial condition or operating results.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Commitments

The Company leases its office facilities pursuant to non-cancelable operating leases expiring through February 2011. The Company also has non-cancelable vehicle leases. The minimum rental commitments under these non-cancelable leases at April 30, 2004 are summarized as follows:



             Year ending April 30,
                   2005                                         $215,720
                   2006                                          165,799
                   2007                                          125,814
                   2008                                          107,481
                   2009                                          102,854
                   Thereafter                                    196,421
                                                      -------------------
             Total minimum lease payments                       $914,089
                                                      ===================



Rent expense for all operating leases was approximately $260,000 and $100,000 in 2004 and 2003, respectively.

Walker Comm, Inc. Acquisition

In connection with the acquisition of Walker, an additional $500,000 is payable to the Walker shareholders, provided Walker achieves certain net profits, to be paid in quarterly distributions equal to 75% of net income. Through April 30, 2004, $485,088 was paid and $14,912 was payable to the Walker shareholders against this earn-out provision. Accordingly, goodwill was increased by $500,000.

In connection with the acquisition of Walker, the Company assumed a ten-year lease with trusts, of which, certain officers of the Company are the trustees, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. For the year ended April 30, 2004, $56,000 was paid as rent for this lease.

Clayborn Contracting Group, Inc. Acquisition

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the Clayborn shareholders, by payment of 50% of the quarterly post tax profits of Clayborn.

To the Board of Directors

CLAYBORN CONTRACTING GROUP, INC.
Auburn, California

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of CLAYBORN CONTRACTING GROUP, INC. as of September 30, 2002 and 2001, and the related statements of income and retained earnings, cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of CLAYBORN CONTRACTING GROUP, INC. as of September 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles generally accepted in the United States of America.


/s/  Burnett + Company LLP


Rancho Cordova, California
September 15, 2003

CLAYBORN CONTRACTING GROUP, INC.

BALANCE SHEETS

September 30, 2002 and 2001

ASSETS                                                             2002                  2001
                                                           ----------------     -----------------
CURRENT ASSETS
   Cash and cash equivalents                                $      459,580       $        33,702
   Cash held in lieu of retentions                                  19,170                66,209
   Contract receivables                                            678,284               756,901
   Costs and estimated earnings
      in excess of billings                                        319,726               198,938
   Prepaid expenses                                                 48,329                27,536
   Prepaid income tax                                               15,224                30,405
                                                           ----------------     -----------------

               Total current assets                              1,540,313             1,113,691

EQUIPMENT,
   net of accumulated depreciation of $458,242
   and $331,695, for 2002 and 2001, respectively                   368,918               453,905

OTHER ASSETS                                                        55,265                37,150
                                                           ----------------     -----------------

               Total assets                                 $    1,964,496       $     1,604,746
                                                           ================     =================

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

LIABILITIES AND STOCKHOLDERS' EQUITY

For the Year Ended September 30, 2002 and 2001
                                                                     2002                  2001
                                                              ----------------     ----------------
CURRENT LIABILITIES
   Accounts payable                                          $        517,688      $       404,997
   Accrued expenses                                                   176,036               50,431
   Current maturity of long-term debt                                  47,735               49,890
   Billings in excess of costs and
      estimated earnings                                                8,092               34,382
   Income taxes payable                                                13,882                    0
   Deferred income taxes                                               76,000               94,500
                                                              ----------------     ----------------

               Total current liabilities                              839,433              634,200

LONG-TERM LIABILITIES
   Long-term debt, net of current maturity                            123,604              150,450
   Deferred income taxes                                               44,000               19,500
                                                              ----------------     ----------------

               Total long-term liabilities                            167,604              169,950
                                                              ----------------     ----------------

               Total liabilities                                    1,007,037              804,150
                                                              ----------------     ----------------

STOCKHOLDERS' EQUITY
   Common stock, no par value,
      50,000 shares authorized,
      1,000 shares issued and outstanding                             100,000              100,000
   Retained earnings                                                  857,459              700,596
                                                              ----------------     ----------------

       Total stockholders' equity                                     957,459              800,596
                                                              ----------------     ----------------

       Total liabilities and stockholders' equity             $     1,964,496      $     1,604,746
                                                              ================     ================

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Year Ended September 30, 2002 and 2001

                                                       2002            2001
                                                   ------------    ------------
CONTRACT REVENUE                                   $ 6,059,117     $ 5,059,214

COST OF SALES                                  .     4,612,703       3,917,962
                                                   ------------    ------------

               Gross profit from contracting         1,446,414       1,141,252

GENERAL AND ADMINISTRATIVE EXPENSES                  1,178,827         888,840
                                                   ------------    ------------

               Income from operations                  267,587         252,412
                                                   ------------    ------------

OTHER INCOME (EXPENSE)
   Loss on sale of assets                     .         (3,311)         (6,986)
   Interest income                                       5,117          22,192
   Interest expense                                    (12,717)        (10,416)
                                                   ------------    ------------

               Total other income (expenses)           (10,911)          4,790
                                                   ------------    ------------

               Income before taxes                     256,676         257,202

PROVISION FOR INCOME TAXES                              99,813         105,000
                                                   ------------    ------------

NET INCOME                                             156,863         152,202

RETAINED EARNINGS, beginning of year                   700,596         548,394
                                                   ------------    ------------

RETAINED EARNINGS, end of year                     $   857,459     $   700,596
                                                   ============    ============


   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended September 30, 2002 and 2001

CASH FLOWS FROM OPERATING ACTIVITIES                                          2002                  2001
                                                                     -----------------      ----------------
Net income                                                           $        156,863       $       152,202

Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                            136,633               122,822
      Loss on sale of assets                                                    3,311                 6,986
      Appreciation in cash surrender
         value of life insurance                                               (6,115)              (10,902)
   (Increase) decrease in assets:
      Contract receivables                                                     66,617              (327,315)
      Costs and estimated earnings in
         excess of billings                                                  (120,788)              (63,313)
      Prepaid expenses                                                        (20,793)               (5,342)
      Prepaid income tax                                                       15,181               (30,405)
   Increase (decrease) in liabilities:
      Accounts payable                                                        112,691               136,254
      Accrued expenses                                                        125,605               (24,812)
      Billings in excess of costs and
         estimated earnings                                                   (26,290)               28,838
      Income taxes payable                                                     13,882               (22,200)
      Deferred income taxes                                                     6,000                53,000
      Other assets                                                                  0                 2,687
                                                                       ----------------     ----------------

           Net cash provided by operating activities                          462,797                18,500

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of equipment                                                   (41,064)             (158,215)
   Proceeds from sale of assets                                                25,075                13,000
   Decrease (increase) in cash held in lieu of retentions                      47,039               (66,209)
   Proceeds from employee receivable                                                0                 1,900
                                                                       ----------------     ----------------

           Net cash provided by (used in) investing activities                 31,050              (209,524)

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt                                       (67,969)              (56,545)
                                                                      ----------------      ----------------

NET INCREASE (DECREASE) IN CASH                                               425,878              (247,569)

CASH, beginning of year                                                        33,702               281,271
                                                                      ----------------      ----------------

CASH, end of year                                                     $       459,580       $        33,702
                                                                      ================      ================

SUPPLEMENTAL DISCLOSURES REGARDING CASH FLOWS
   Cash paid for interest                                             $        12,717       $        10,416
                                                                      ================      ================

   Cash paid for income taxes                                         $        64,750       $       104,605
                                                                      ================      ================

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company's Activities - Clayborn Contracting Group, Inc. ("the Company") is engaged in electrical and heavy construction primarily in the public works sector. The work is performed under fixed price bid contracts. The Company performs the majority of their work in Northern and Central California.

Estimates and Assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis for Recording Income - The Company records income on construction contracts using the percentage-of-completion method of accounting based on the proportion of costs incurred on the contract to total estimated contract costs, except that material estimated losses which are apparent prior to completion are provided for in their entirety. No profit is taken into income until a contract has reached a stage of completion sufficient to reasonably determine, in the opinion of management, the ultimate realizable profit. Base percentages which range from 1% to 5%, depending on the type of contract, are generally used to determine when a sufficient stage of completion has been reached. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed. As contracts extend over one or more periods, revisions in estimated costs and profits are reflected in the accounting period in which the facts which require the revisions become known.

Cost of sales includes all direct labor and labor costs, materials, subcontractors, equipment costs and other costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred.

The asset, "Costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed on construction contracts in progress. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized on construction contracts in progress.

Financial Statement Classification - In accordance with normal practice in the construction industry, the Company includes in current assets and liabilities amounts realizable and payable over a period in excess of one year. Consistent with this practice, asset and liability accounts relating to construction contracts, including related deferred income taxes, are classified as current. The lives of the contracts entered into by the Company generally range from three to eighteen months.

Cash and Cash Equivalents - For financial statement purposes, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Concentration of Credit Risk - The Company maintains cash balances in excess of Federal Deposit Insurance Corporation insurable limits.

The Company performed a significant amount of work for one customer, comprising approximately 75% of outstanding contract receivables as of September 30, 2002. The Company performed a significant amount of work for two customers, comprising approximately 82% of outstanding contract receivables as of September 30, 2001. Contract revenue earned from one customer was approximately 62% and 56% of total contract revenue for the years ended September 30, 2002 and 2001, respectively.

Contract Receivables - The Company writes off contract receivables when uncollectible and payments subsequently received on such receivables are credited to revenue. Included in contract receivables is retainage receivable of $107,579 and $164,551 for the years ended September 30, 2002 and 2001, respectively, which is expected to be collected within one year.

Equipment - Equipment is recorded at cost and includes improvements that significantly add to its productivity or extend its useful life. Costs of maintenance and repairs are charged to expense. Upon retirement or disposal of equipment, the costs and related depreciation are removed from the accounts, and gain or loss, if any, is reflected in the earnings for both financial statement and income tax reporting purposes. Depreciation is provided for using the straight-line method. The estimated useful lives used for calculating depreciation for equipment classifications are as follows:

                                                                         Lives
                                                                     -----------
Automotive equipment                                                   5-7 Years
Construction equipment                                                 5-7 Years
Office equipment                                                      7-10 Years

Income Taxes - For income tax purposes, the Company reports income on the completed contract method of accounting. Under this method, billings and costs are accumulated during the period of construction, but profits or losses are not recorded until completion of the contracts.

Straight-line and accelerated depreciation are used for tax reporting purposes. Assets purchased after December 31, 1986, are subject to modified ACRS rules under the guidelines of the Tax Reform Act of 1986 (TRA 86).

Deferred income taxes are recorded using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Significant differences between the financial statement amounts and the tax basis for the Company arise from the recording of depreciation and the recognition of income from construction contracts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

2. CASH HELD IN LIEU OF RETENTIONS
In exchange for the early release of retentions on various contracts, escrow accounts have been established in the amounts of $19,170 and $66,209 at September 30, 2002 and 2001, respectively.


3. COSTS AND ESTIMATED EARNINGS ON CONSTRUCTION CONTRACTS IN PROGRESS
Costs and estimated earnings on construction contracts in progress contrast related billings at September 30, 2002 and 2001 as follows:

                                                                                    2002                 2001
                                                                             ----------------      ----------------
      Cost of sales to date                                                  $       928,866       $      868,308
      Gross profit to date                                                           219,809              269,333
                                                                             ----------------      ----------------

               Earned contract revenue                                             1,148,675            1,137,641

      Contract billings to date                                                      837,041              973,085
                                                                             ----------------      ----------------

               Net under billings                                            $       311,634       $      164,556
                                                                             ================      ================

Included in the accompanying balance sheet under the following captions:

      Costs and estimated earnings in excess of billings                     $       319,726       $      198,938
      Billings in excess of costs and estimated earnings                              (8,092)             (34,382)
                                                                             ----------------      ----------------

               Net under billings                                            $       311,634       $      164,556
                                                                             ================      ================

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

4. EQUIPMENT
Equipment consists of the following as of September 30:

                                                                                    2002                  2001
                                                                             ----------------     ----------------
Automotive equipment                                                         $       409,409      $       397,659
Construction equipment                                                               382,594              351,030

Office equipment                                                                      35,157               36,911
                                                                             ----------------     ----------------

               Subtotals                                                             827,160              785,600

               Less accumulated depreciation                                         458,242              331,695
                                                                             ----------------     ----------------

               Totals                                                        $       368,918      $       453,905
                                                                             ================     ================

Depreciation charged to equipment costs and general and administrative expenses amounted to $121,789 and $14,844, respectively, for the year ended September 30, 2002, and $106,337 and $16,485 respectively, for the year ended September 30, 2001.


5. LINES OF CREDIT
The Company has an unsecured revolving line of credit with Wells Fargo Bank, due on demand with interest at prime plus 1.00% per annum, which expired March 10, 2003 and was subsequently renewed until March 10, 2004. The line of credit available with Wells Fargo Bank is $250,000. As of September 30, 2002 and 2001, there was no balance due.

The Company has a second line of credit with Wells Fargo Bank to finance equipment purchases. Upon the use of this line of credit, equipment purchases are financed in separate term notes (Note 6). The amounts financed under this credit facility bear interest at the bank's current fixed or variable rate in effect when the individual equipment is financed. The line of credit available annually is $200,000. Balances of $161,032 and $182,407 were available on the line of credit as of September 30, 2002 and 2001, respectively. The line of credit expired on March 5, 2003 and was subsequently renewed until March 5, 2004.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

6. LONG-TERM DEBT
Long-term debt consists of the following:

                                                             Interest
                                                               Rate                   2002                  2001
                                                          ----------------     ------------------     ----------------
General Motors Acceptance Corporation,
secured by automotive equipment, aggregate                        6.90%
monthly principal and interest payments                            to
of $834, due through January 2005                                 8.49%          $        13,916       $      27,853

Wells Fargo Bank, secured by equipment,                           6.65%
aggregate monthly principal and interest                           to
payments of $4,252, due through September 2007                    8.90%                  141,593             151,751

Chrysler Financial Corporation, secured by
automotive equipment, monthly principal and
interest payments of $423, due November 2005                      0.90%                   15,830              20,736
                                                                               ------------------     ----------------

               Current maturity of long-term debt                                         47,735              49,890
                                                                               ------------------     ----------------

               Long-term debt, net of current maturity                           $       123,604       $     150,450
                                                                               ==================     ================

Aggregate maturities on long-term debt are as follows:

   Year Ending September 30:                                                         2002                  2001
   ------------------------                                                    ------------------     ----------------

               2002                                                              $             0       $      49,890
               2003                                                                       47,735              45,153
               2004                                                                       48,913              46,175
               2005                                                                       43,415              40,477
               2006                                                                       22,274              18,645
               2007                                                                        9,002                   0
                                                                              -------------------     ----------------

                                                                                 $       171,339       $     200,340
                                                                              ===================     ================

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

7. PROVISION FOR INCOME TAXES
The provision for income taxes consists of the following for the year ended September 30:

                                                                                    2002             2001
                                                                             ----------------    ----------------

      Current tax expense                                                        $    93,813           $  52,000
      Deferred tax expense                                                             6,000              53,000
                                                                             ----------------    ----------------

               Total provision for income taxes                                  $    99,813           $ 105,000
                                                                             ================    ================

The September 30, 2002 and 2001 income tax expense differed from the amounts computed by applying the federal statutory income tax rate of 34% to the pre-tax net income as a result of the following:

                                                                                    2002             2001
                                                                             ----------------    ----------------

      Federal tax at the statutory rate                                          $    87,300           $  87,400
      State income taxes, net of federal tax benefit                                  15,000              15,000
      Utilization of tax credits                                                      (5,500)                  0
      Permanent differences                                                            4,400               2,800
      Other                                                                           (1,387)               (200)
                                                                             ----------------    ----------------

                                                                                 $    99,813           $ 105,000
                                                                             ================    ================

The components of the temporary differences that give rise to significant portions of the deferred tax liabilities are as follows:

                                                                                    2002              2001
                                                                             ----------------     ---------------

      Contract revenue recognition                                               $    79,500           $  98,300
      Depreciation                                                                    44,000              19,500
      Other                                                                           (3,500)             (3,800)
                                                                             ----------------     ---------------

               Net deferred tax liabilities                                      $   120,000           $ 114,000
                                                                             ================     ===============


CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

8. EMPLOYEE PROFIT SHARING PLAN
The Company has an employee profit sharing plan under Section 401(k) covering eligible employees. The Company matches 25% of employee deferrals up to 3% of wages. The Company's contribution for the year ended September 30, 2002 and 2001 amounted to $7,256 and $7,814, respectively, and is included in employee benefits in general and administrative expenses.


9. LITIGATION
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company's management is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on the Company's financial condition or operating results.


10. SUPPLEMENTAL DISCLOSURES REGARDING CASH FLOWS
Non-cash investing and financing activities for the years ended September 30, 2002 and 2001 consisted of the acquisition of equipment through long-term debt totaling $38,968 and $170,805, respectively.


11. SUBSEQUENT EVENT
In August 2003, the Board of Directors of the Company approved an Agreement and Plan of Merger with WPCS International Incorporated ("WPCS"). The merger closed effective August 22, 2003. The change in ownership resulting from the merger constitutes an event of default under the line of credit agreement with the Bank referred to in Note 5. WPCS acquired all of the issued and outstanding shares of the Company in exchange for $900,000 cash consideration and 826,446 newly issued shares of WPCS common stock. An additional $1,100,000 is payable by delivery to the Company shareholders of 50% of the post tax profits of the Company, payable in quarterly distributions.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholder of Heinz Corporation

I have audited the accompanying balance sheets of Heinz Corporation, a Missouri Corporation, as of December 31, 2003 and 2002, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. And audit includes, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heinz Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flow for the years then ended in conformity with generally accepted accounting principles.

/s/ Michael N. Fitzgerald
Fenton, Missouri
March 5, 2004

                                HEINZ CORPORATION
                                  BALANCE SHEET
                           DECEMBER 31, 2003 and 2002


                                     ASSETS

                                                                     2003                  2002
                                                                     ----                  ----
Current Assets
         Cash and cash equivalents                               $   30,308         $     167,187
         Contract receivable, net of allowance
           for doubtful accounts of $0 for 2003 and
             2002                                                   395,159             1,079,593
         Billings below cost and estimated
         earnings on uncompleted
         contracts                                                   57,962               269,340
         Prepaid assets                                              14,353                     -
                                                              --------------        --------------
                                                                    497,782             1,516,120


Equipment and vehicles at cost
         Equipment and vehicles                                     290,246               290,246
         Accumulated depreciation                                  (261,276)             (237,488)
                                                              --------------        --------------
                                                                     28,970                52,758


Other Assets
         Deposits                                                    18,342                14,515
         Life insurance - CSV                                        42,970                     -
                                                              --------------        --------------
                                                                     61,312                14,515
                                                              --------------        --------------
             TOTAL ASSETS                                        $  588,064         $   1,583,393
                                                              ==============        ==============

                             See accompanying notes.

                                HEINZ CORPORATION
                                  BALANCE SHEET
                           DECEMBER 31, 2003 and 2002

                       LIABILITIES AND STOCKHOLDERS EQUITY


                                                                    2003                    2002
                                                                   -----                    ----
    Current Liabilities
         Accounts payable                                       $   466,553             $   829,453
         Current portion long term debt                              92,114                 203,049
         Billings in excess of cost and
             estimated earnings on
             uncompleted contracts                                   56,638                  20,516
                                                               ------------            ------------
                                                                    615,305               1,053,018

Long Term Debt                                                        3,677                  21,133

Stockholders Equity
         Common stock - $1 par value,
             30,000 shares authorized
             2,500 shares issued and out-
             standing, including 1,500 shares held
               as treasury stock                                      2,500                   2,500
         Capital in excess of par                                    99,500                  99,500
         Retained earnings                                        1,115,598               1,655,758
         Treasury stock                                          (1,248,516)             (1,248,516)
                                                                -----------              ----------
                                                                    (30,918)                509,242

             TOTAL LIABILITIES AND
                                                                -----------              ----------
              STOCKHOLDERS EQUITY                               $   588,064              $1,583,393
                                                                ===========              ==========

                             See accompanying notes.

                                HEINZ CORPORATION
                               STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 2003 and 2002

                                                                     2003                    2002
                                                                     ----                    ----
Contract revenues - net of allowances                            $4,152,922              $6,940,260

Contract costs - net of allowances                                3,954,653               6,245,480
                                                              --------------            ------------
Gross profit                                                        198,269                 694,780


General & administrative expenses                                   766,309               1,165,338
Depreciation                                                         23,788                  38,660
Interest expense                                                     13,289                  30,791
                                                               -------------            ------------
                                                                    803,386               1,234,789

Other income                                                         67,456                   1,165
                                                               -------------            ------------
Net income                                                       $ (537,661)            $  (538,844)
                                                              ==============           =============

                             See accompanying notes.

                                HEINZ CORPORATION
                         STATEMENT OF RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

                                                                     2003                    2002
                                                                     ----                    ----
Retained earnings
         - beginning of year                                     $1,655,758              $2,564,602

Stockholder distribution                                             (2,499)               (370,000)

Net income                                                         (537,661)               (538,844)

Retained earning
                                                            -----------------       -----------------
         - end of year                                           $1,115,598              $1,655,758
                                                            =================       =================

                             See accompanying notes.

                                HEINZ CORPORATION
                             STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

                                                                     2003                  2002
                                                                     ----                  ----
Cash Flows from Operating Activities
         Net income/(loss)                                     $   (537,661)              $(538,844)
         Adjustment to reconcile net
             income to net cash provided
             by operating activities
                  Depreciation                                       23,788                  38,660
             (Increase)/ decrease in
                  Contract receivable                               684,434               2,013,475
                  Prepaid assets                                    (14,353)                      -
                  Billings below cost and
                    estimated earnings                              211,378                 (58,412)
                  Deposits                                           (3,827)                 (5,000)
                  Cash surrender value                              (42,970)                      -
             Increase/(decrease) in
                  Accounts payable                                 (362,900)               (213,590)
                  Profit sharing payable                                  -                 (28,109)
                  Billing over cost and
                   estimated earnings                                36,122                (303,869)
                                                             ----------------          ----------------
                                                                     (5,989)                904,311

Cash Flow from Investing Activities
         Acquisition of equipment                                         -                 (18,966)
         Disposition of equipment                                         -                       -
                                                             ----------------          ----------------
                                                                          -                 (18,966)

Cash Flow from Financing Activities
         Distribution to stockholders                                (2,499)               (370,000)
         New borrowings                                                   -                       -
         Debt reduction                                            (128,391)               (446,115)
                                                             ----------------          ----------------
                                                                   (130,890)               (816,115)

                                                             ----------------          ----------------
Net Change in Cash                                                 (136,879)             $   69,230
                                                             ================          ================

Cash and cash equivalents
         Beginning of year                                        $ 167,187              $   97,957
         End of year                                              $  30,308              $  167,187
                                                             ================          ================

Supplemental information
         Interest paid                                            $  13,289              $   30,791
         Income taxes paid                                        $       0              $        0

                             See accompanying notes.

                                HEINZ CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

NOTE A. SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts.

Contract receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. Contract receivables are written off when they are determined to be uncollectible.

Property and equipment are stated at cost, normal repairs and maintenance are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the disposition are reflected in operations.

Depreciation of property and equipment is computed over their estimated useful lives. The Company uses an accelerated method of depreciation. The Company also has elected to expense certain equipment items purchased during the year.

The Company recognizes revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertain-ties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period

                                HEINZ CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The asset, "Billings below cost and estimated earnings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

NOTE B. ORGANIZATION

The Company was incorporated in Missouri on December 6, 1993 and began business on January 1, 1994. The Company is authorized to issue 30,000 shares of $1.00 par value stock. As of December 31, 2000, 2,500 shares were issued and and outstanding. James J. Heinz owns 1,000 shares. The Company has repurchased the remaining 1,500 shares. See Note F.

The Company is engaged in consulting, engineering, integration and implementation services relating to wireless infrastructure, including macro wireless networks, in building antenna systems, low voltage installations, and cell site construction. The Company operates on a nationwide basis.

The Company has made an election under Subchapter "S" of the Internal Revenue Code to be treated as an S-Corporation for income tax purposes. The Company received notification of acceptance as an S-Corporation on March 14, 1994. As an S-Corporation the Company does not pay any federal or state income tax on income that it earns; those taxes are paid by the stockholders. Consequently, there are no accruals for income taxes.

                                HEINZ CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

NOTE C. LINE OF CREDIT

The Company negotiated a $200,000 line of credit with First National Bank on September 16, 2003 The note matures on September 16, 2004 interest. The rate is First National Bank's prime rate. The line was secured by a first lien on contract receivable, business equipment and general intangibles and the personal guarantee and assets of the stockholder. The Company had a balance of $0 and $0 as of December 31, 2003 and 2002 respectively.

NOTE D. PROFIT SHARING PLAN

The Company adopted a regional prototype standardized profit sharing and trust from Retirement Plan Services, Inc. effective for the year beginning January 1, 1997. The plan is designed to generally exclude any employee covered by a collectively bargained union contract. Contributions to the plan amounted to $0 and $0 in 2003 and 2002 respectively.

NOTE E. COLLECTIVELY BARGAINED AGREEMENTS

The Company, through its participation in the Associated General Contractors of St. Louis, has a labor agreement with Laborers' Local Unions Nos. 42, 53 and 110 affiliated with the Eastern Missouri Laborers' District Council. The agree- ment covers the period March 1, 1999 through March 1, 2004.

The Company also has agreements with the Southern Illinois District Council of Carpenters covering the period August 1, 2003 through July 31, 2008.

The Company, through its participation in the St. Louis Area Building Contractors, has a labor agreement with Carpenters' District Council of Greater St. Louis affiliated with the United Brotherhood of Carpenters and Joiners of America, AFL-CIO. The current agreement covers the period May 5, 1999 through May 3, 2004.

The Company, through its participation in the Associated General Contractors of Missouri has a labor agreement with the Western Missouri and Kansas Laborer's District Council and their affiliated local unions. The current agreement covers the period May 1, 2002 through April 30, 2006.

                                HEINZ CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

The Company negotiated additional agreements with the Electrical Insurance Trustees in Chicago, Illinois which automatically renews yearly; the Mason Tenders District of Greater New York from 2002 through 2005; and the Construction and General Laborers' District Council of Chicago Illinois and vicinity which renews annually.

The Company has a labor agreement with the International Brotherhood of Electrical Workers, Local Union No. 1, AFL-CIO, effective January 10, 2000. The agreement expires March 10, 2004.

NOTE F. TREASURY STOCK

On January 1, 1998 the Company entered into a contract to repurchase 1,000 shares of stock held/owned by a stockholder representing that stockholder's 100% interest in the Company. The purchase price was $1,044,316 and was collateralized by a promissory note carrying an interest rate of 8.5%. The note is for a term of 84 months with monthly payments of $16,117.38 which includes principal and interest. The payments began on February 1, 1998.

On August 25, 2000 the Company entered into a contract to repurchase 250 shares of stock held/owned by a stockholder representing that stockholder's 100% interest in the Company. The purchase price was $134,200 consisting of cash of $2,701, forgiveness of stock subscription agreement note of $50,000 and a promissory note of $81,499. The note is payable in 36 monthly payments and carries on interest rate of 8.5%. Monthly payments are $2,572.72.

On December 30, 2000 the Company entered into a contract to repurchase 250 shares of stock held/owned by a stockholder representing that stockholder's 100% interest in the Company. The purchase price was $170,000 consisting of cash of $70,000, forgiveness of a stock subscription agreement note of $50,000 and a promissory note of $50,000. The note was paid in two equal installments during 2001.

NOTE G. CONCENTRATION OF BUSINESS

As noted earlier, the Company is engaged in the construction of cellular towers for a number of telecommunications companies. This is a highly competitive industry and the Company must operate in numerous mid-western geographical venues.

                                HEINZ CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 and 2002

NOTE H. SCHEDULE OF WORK IN PROCESS (OVER)/UNDER BILLED

The following Schedule of Work in Process (Over)/Under Billed reflects the following:

                                                            2003                 2002
                                                          --------              ---------
Billings below cost and estimated earnings on
  on uncompleted contracts                                $ 57,962              $263,940


Billings in excess of costs and estimated
  earnings on uncompleted contracts                       $ 56,638              $ 20,516
                                                          =========             =========

Where a loss on a contract is anticipated, the full amount of the loss has been recognized in the financial statements.

NOTE I. SUBSIDIARY-HEINZ TOWER SERVICES, INC.

Heinz Tower Services, Inc., is a wholly owned subsidiary of Heinz Corporation. Heinz Tower provides tower erection, antenna erection, and cable communication installation services to Heinz Corporation.

NOTE J. LEASE OBLIGATIONS-VEHICLES

The Company has annual lease obligations for vehicles as follows:


                 2003                              2002
                 ----                              ----

         YEAR           $ AMOUNT            YEAR          $ AMOUNT
         ----            --------           ----          --------
                                            2003          $101,581
         2004            $ 32,589           2004          $ 31,839
         2005            $ 11,762           2005          $  3,357
         2006            $  4,266           2006          $      -
         2007            $      -           2007          $      -
         2008            $      -

                WPCS INTERNATIONAL INCORPORATED and SUBSIDIARIES

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed consolidated statement of operations of WPCS International Incorporated (the "Company") and its acquisition of Clayborn Contracting Group, Inc. ("Clayborn") and Heinz Corporation ("Heinz"), in order to present the results of operations of the Company as if the acquisitions of Clayborn and Heinz had occurred on May 1, 2003.

On August 22, 2003, the Company acquired all of the issued and outstanding common stock of Clayborn. The acquisition of Clayborn gives the Company additional expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue. The Company acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash and 826,446 newly issued shares of our common stock with a fair value of approximately $868,000 based on the average value of the Company's common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 3, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the post tax profits of Clayborn. Based on the historical net assets acquired from Clayborn, the Company recognized goodwill of approximately $1.8 million.

On April 2, 2004, the Company acquired all of the issued and outstanding common stock of Heinz. Heinz is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications including consulting, integration and installation services for wireless infrastructure. The acquisition of Heinz gives the Company additional project engineering expertise for wireless infrastructure services, broadens our customer base and expands our geographical presence in the Midwest. WPCS acquired all of the issued and outstanding shares of Heinz for $1,000,000, as follows: (1) $700,000 of its common stock, based on the closing price of its common stock on March 30, 2004 or $0.98 per share, for an aggregate of 714,286 newly issued shares of WPCS common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 is payable on the first and second anniversaries of the closing date and $50,000 is payable on the third anniversary of the closing date. Based on the preliminary information currently available, we expect to recognize goodwill of $1,000,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

The following unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the transactions been consummated on the dates indicated or (ii) the results of operations of the Company that may occur or be attained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", WPCS's audited consolidated financial statements, including the notes thereto contained herein for the year ended April 30, 2004, and other historical financial information appearing elsewhere herein.

                     WPCS INTERNATIONAL INC AND SUBSIDIARIES
        Unaudited Pro Forma Consolidated Statement of Operations for the
                           Year Ended April 30, 2004

                                             FOR THE YEAR      FOR THE FOUR       FOR THE ELEVEN
                                                ENDED          MONTHS ENDED        MONTHS ENDED                        PRO FORMA
                                               APRIL 30,         AUGUST 31,          MARCH 31,                        CONSOLIDATED
                                                 2004               2003               2004          PRO FORMA           AFTER
                                                 WPCS             CLAYBORN             HEINZ        ADJUSTMENTS      ACQUISITIONS
                                            ----------------- ----------------- ----------------- --------------- -----------------
Revenue                                     $ 22,076,246      $   1,532,979      $   3,627,278     $         -       $ 27,236,503

Costs and expenses:


Cost of revenue                               16,076,155          1,092,206          3,183,658               -         20,352,019

Selling, general and administrative expenses   5,560,583            605,512            571,668               -          6,737,763

Provision for doubtful accounts                   91,137                  -             14,997               -            106,134

Depreciation and amortization                    382,510             47,610             27,646          16,333            474,099
                                            ----------------- ----------------- ----------------- --------------- -----------------


Total costs and expenses                      22,110,385          1,745,328          3,797,969          16,333         27,670,015
                                            ----------------- ----------------- ----------------- --------------- -----------------


Operating Loss                                   (34,139)          (212,349)          (170,691)        (16,333)          (433,512)


Interest expense                                  14,048            -                        -               -             14,048

                                            ----------------- ----------------- ----------------- --------------- -----------------
Loss before provision for income taxes
                                                 (48,187)          (212,349)          (170,691)        (16,333)          (447,560)


Income tax provision                             (76,000)            84,041                  -               -              8,041
                                            ----------------- ----------------- ----------------- --------------- -----------------


Net loss                                    $   (124,187)     $    (128,308)     $    (170,691)        (16,333)      $   (439,519)
                                            ================= ================= ================= =============== =================



Basic net loss per common share             $      (0.01)                                                            $      (0.02)
                                            =================                                                     =================

Basic weighted average number of

     common shares outstanding                18,260,359                                                               19,229,804
                                            =================                                                     =================


                WPCS INTERNATIONAL INCORPORATED and SUBSIDIARIES

                    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
             FINANCIAL STATEMENTS for the year ended April 30, 2004

NOTE 1. WPCS International Incorporated (the "Company") completed the following transactions during its fiscal year ended April 30, 2004:
          (a) on August 22, 2003, acquired Clayborn Contracting Group, Inc. ("Clayborn"), and (b) on April 2, 2004, acquired Heinz Corporation ( "Heinz"). For accounting purposes, each of these transactions was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

NOTE 2. The unaudited pro forma consolidated statement of operations for the fiscal year ended April 30, 2004 presented herein has been prepared as if the merger of the Company, Clayborn and Heinz had been consummated as of May 1, 2003. The unaudited pro forma consolidated results for the fiscal year ended April 30, 2004 have been prepared utilizing (a) the audited financial statements of the Company included herein for the fiscal year ended April 30, 2004; (b) the unaudited financial statements of Clayborn for the four months ended August 31, 2003; and
          (c) the unaudited financial statements of Heinz for the eleven months ended March 31, 2004. Pro forma adjustments for the twelve months ended April 30, 2004 have been made for the following.


     (a) To record a full year of amortization for the fair value of customer lists acquired related to the Clayborn acquisition, as if the acquisition had been consummated as of May 1, 2003. Accordingly, additional amortization of $16,333 is included as a pro forma adjustment.

----------------------------------------------------------       ----------------------------------------------------------

  You should rely only on the information  contained in this prospectus.
  We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities.
  The information in this document may only be accurate on the date of this document.

                                                                                     1,963,417 SHARES
                                                                                          OF OUR
                                                                                      OF COMMON STOCK

                    TABLE OF CONTENTS
                                                       Page

Prospectus Summary                                      2
Risk Factors                                            3
Use of Proceeds                                         7
Market for Common Equity and Related

Stockholder Matters                                     8                      WPCS International Incorporated
Dividend Policy                                         9
Management's Discussion and Analysis                   10
Business                                               19
Management                                             24
Executive Compensation                                 27
Certain Relationships and Related Transactions         32
Security Ownership of Certain Beneficial
Owners and Management                                  33
Description of Securities                              35
Plan of Distribution                                   37
Selling Stockholders                                   39                            ________________
Legal Matters                                          40
Experts                                                40                               PROSPECTUS
Available Information                                  41                            ________________
Index to Financial Statements                          42










                                                                                      ________, 2004


----------------------------------------------------------       ----------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

          Our Articles of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provided that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

          The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

            Nature of Expense                               Amount
                                                        ----------------
            SEC Registration fee                          $    181.60
            Accounting fees and expenses                    *5,000.00
            Legal fees and expenses                        *35,000.00
            Printing and related expenses                   *5,000.00
                                                        ----------------
                                  TOTAL                   *$45,181.60

* Estimated.

Item 26.  Recent Sales of Unregistered Securities.

          Except as set forth below, there were no sales of unregistered securities by WPCS during the past three (3) years:

          On May 17, 2002, we issued 5,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of WPCS Holdings, Inc. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

          Between May 24, 2002 and June 11, 2002, we sold 455 shares of Series B Preferred Stock through a private placement and received proceeds of $455,000. Additionally, we issued 64 shares of Series B Preferred Stock to one of our shareholders as payment for advances from shareholder and accounts payable totaling $64,000. Each share of Series B Convertible Preferred Stock was convertible at a basis of $1,000 per share at a conversion price equal to 75% of the average market price of our common stock for ten days prior to the date of conversion. On December 13, 2002, all Series B Preferred Stock was converted to 567,212 shares of the Company's common stock. The shares were issued to three accredited investors in a transaction exempt under Section 4(2) of the Securities Act of 1933, as amended.

          On November 13, 2002, we issued 1,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of Invisnet, Inc. The shares were issued to two accredited investors in a transaction exempt under
Section 4(2) of the Securities Act of 1933, as amended.

          On December 6, 2002, we issued 1,000 shares of Series C Preferred Stock in a private placement and received proceeds of $1,000,000. Each share of Series C Convertible Preferred Stock is convertible into 800 shares of our common stock, subject to certain reset provisions. On August 13, 2003, all Series C Preferred Stock was converted to 1,786,000 shares of the Company's common stock. The shares were issued to three accredited investors in a transaction exempt under Section 4(2) of the Securities Act of 1933, as amended.

          On December 30, 2002, we issued 2,486,000 shares of our common stock in exchange for all of the issued and outstanding shares of Walker Comm, Inc. The shares were issued to three accredited investors in a transaction exempt under Section 4(2) of the Securities Act of 1933, as amended.

          During July, August and September 2003, we sold an aggregate of 100 units to 40 accredited investors in a private placement for aggregate proceeds of $2,500,000. Each Unit consists of (i) 44,444 shares of our common stock, and
(ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended.

          On August 22, 2003, we issued 826,446 shares of our common stock in exchange for all of the issued and outstanding shares of Clayborn Contracting Group, Inc. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

          On April 2, 2004, we issued 714,286 shares of our common stock in exchange for all of the issued and outstanding shares of Heinz Corporation. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Item 27.  Exhibits.

         The following exhibits are included as part of this Form SB-2. References to "us" in this Exhibit List mean WPCS International Incorporated, a Delaware corporation.

Exhibit No.    Description

 3.1         Certificate of Incorporation of Internet International  Communications
             Ltd., incorporated by reference to Exhibit 3.1 of wowtown.com,  Inc.'s
             Form SB-2, filed June 8, 2000.

 3.2         Bylaws of Internet International  Communications Ltd., incorporated by reference to Exhibit 3.2 of wowtown.com,  Inc.'s Form SB-2, filed June
             8, 2000.

 4.1         Certificate of Designation of Series A Preferred  Stock,  incorporated by reference to Exhibit 4.1 of  wowtown.com,  Inc.'s Form SB-2,  filed
             June 8, 2000.

 4.2         Certificate of Designation of Series B Preferred  Stock,  incorporated by  reference  to  Exhibit  4.2 of WPCS  International  Incorporated's
             Annual Report on Form 10-KSB, filed July 29, 2002.

 4.3         Certificate of Designation of Series C Preferred  Stock,  incorporated by  reference  to  Exhibit  4.3 of WPCS  International  Incorporated's
             Annual Report on Form 10-KSB, filed August 14, 2003.

 4.4         2002 Employee Stock Option Plan,  incorporated by reference to Exhibit
             4.4 of WPCS International Incorporated's Annual Report on Form 10-KSB,
             filed August 14, 2003.

 4.5         Form of 2003 Warrant, incorporated by reference to Exhibit 4.5 of WPCS
             International  Incorporated's  Annual  Report  on Form  10-KSB,  filed
             August 14, 2003.

 5.1         Sichenzia  Ross  Friedman  Ference  LLP  Opinion  and  Consent  (filed herewith).

 10.1        Andrew  Hidalgo  Employment  Agreement,  dated as of February 1, 2004, incorporated  by  reference  to  Exhibit  10.1 of  WPCS  International
             Incorporated's  registration statement on Form SB-2/A, filed April 30,
             2004.

 10.2        E.J. von Schaumburg Employment Agreement, incorporated by reference to
             Exhibit 10.2 of WPCS  International  Incorporated's  Annual  Report on
             Form 10-KSB, filed August 14, 2003.

 10.3        Donald  Walker  Employment  Agreement,  incorporated  by  reference to
             Exhibit 10.3 of WPCS  International  Incorporated's  Annual  Report on
             Form 10-KSB, filed August 14, 2003.

 10.4        Gary Walker Employment Agreement, incorporated by reference to Exhibit
             10.4  of  WPCS  International  Incorporated's  Annual  Report  on Form
             10-KSB, filed August 14, 2003.

 10.5        Joseph  Heater  Employment  Agreement,  dated as of  February 1, 2004, incorporated  by  reference  to  Exhibit  10.5 of  WPCS  International
             Incorporated's  registration statement on Form SB-2/A, filed April 30,
             2004.

 10.6        Agreement and Plan of Merger by and among Phoenix Star Ventures, Inc.,
             WPCS Acquisition Corp., a Delaware corporation, WPCS Holdings, Inc., a
             Delaware  corporation,  and Andy  Hidalgo,  dated as of May 17,  2002,
             incorporated   by  reference  to  Exhibit  1  of  WPCS   International
             Incorporated's Current Report on Form 8-K/A, filed June 12, 2002.

 10.7        Agreement  and  Plan  of  Merger  by  and  among  WPCS   International
             Incorporated, Invisinet Acquisitions Inc., Invisinet, Inc., J. Johnson
             LLC and E. J. von  Schaumburg  made as of the  13th  day of  November,
             2002,  incorporated  by reference  to Exhibit 3 of WPCS  International
             Incorporated's Current Report on Form 8-K, filed November 27, 2002.

                                       II-3

 10.8        Amendment  to  Invisinet  Bonus  Agreement,  dated as of May 27, 2003, incorporated  by  reference  to  Exhibit  10.8 of  WPCS  International
             Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

 10.9        Agreement  and  Plan  of  Merger  by  and  among  WPCS   International
             Incorporated,  Walker Comm Merger Corp.,  Walker Comm, Inc., Donald C.
             Walker,  Gary R. Walker,  and Tanya D. Sanchez made as of the 30th day of  December,  2002,  incorporated  by  reference to Exhibit 3 of WPCS
             International Incorporated's Current Report on Form 8-K, filed January
             14, 2003.

 10.10       Agreement  and  Plan  of  Merger  by  and  among  WPCS   International
             Incorporated,   Clayborn  Contracting   Acquisition  Corp.,   Clayborn
             Contracting  Group, Inc., David G. Gove and Sharon Gove made as of the
             22nd day of August,  2003,  incorporated  by reference to Exhibit 3 of
             WPCS  International  Incorporated's  Current Report on Form 8-K, filed
             August 29, 2003.

 10.11       Agreement  and  Plan  of  Merger  by  and  among  WPCS   International
             Incorporated,  Heinz  Acquisition  Corp.,  Heinz Corporation and James
             Heinz made as of the 2nd day of April, 2004, incorporated by reference to Exhibit 3 of WPCS  International  Incorporated's  Current Report on
             Form 8-K, filed April 9, 2004.

 10.12       James  Heinz  Employment  Agreement,   dated  as  of  April  1,  2004,
             incorporated  by  reference  to  Exhibit  10.12 of WPCS  International
             Incorporated's  registration statement on Form SB-2/A, filed April 30,
             2004.

 23.1        Consent of J. H. Cohn LLP (filed herewith).

 23.2        Consent of  Burnett & Company  LLP  regarding  the  audited  financial statements of Clayborn Contracting Group, Inc. (filed herewith).

 23.3        Consent of Michael  N.  Fitzgerald  regarding  the  audited  financial statements of Heinz Corporation (filed herewith).

 23.4        Consent of legal counsel (see Exhibit 5).

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                   (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                   (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Exton, State of Pennsylvania, on August 17, 2004.

                                             WPCS INTERNATIONAL INCORPORATED


                           By: /s/ Andrew Hidalgo
                               ----------------------
                               Andrew Hidalgo, Chairman, Chief Executive Officer and Director

                           By: /s/ Joseph Heater
                               ----------------------
                               Joseph Heater, Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of WPCS International Incorporated, a Delaware corporation, do hereby constitute and appoint Andrew Hidalgo the lawful attorney in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney and pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on August 17, 2004.

                 Signature                                  Title
                 ---------                                  -----
/s/ Andrew Hidalgo                           Chairman,  Chief Executive  Officer
---------------------                        and Director
Andrew Hidalgo

/s/ Norm Dumbroff                            Director
---------------------
Norm Dumbroff

/s/ Neil Hebenton                            Director
---------------------
Neil Hebenton

/s/ Gary Walker                              Director
---------------------
Gary Walker

/s/ William Whitehead                        Director
---------------------
William Whitehead